AGREEMENT AND PLAN OF REORGANIZATION

                             BY AND AMONG

                          CORDIS CORPORATION,

                      CORDIS ACQUISITION, INC.,

                     WEBSTER LABORATORIES, INC.,

                                 and

                    CERTAIN OF THE SHAREHOLDERS OF
                     WEBSTER LABORATORIES, INC.














                   Dated as of January 20, 1994

                        TABLE OF CONTENTS



                                                          Page




                            ARTICLE I
                           THE MERGER

  SECTION 1.01.     The Merger.                           1

  SECTION 1.02.     Effective Time.                       2

  SECTION 1.03.     Effect of the Merger.                 2

  SECTION 1.04.     Articles of Incorporation;
                    By-Laws.                              3

  SECTION 1.05.     Directors and Officers.               3

                           ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE
                         OF CERTIFICATES

  SECTION 2.01.     Conversion of Securities.             3

  SECTION 2.02.     Exchange of Certificates.             5

  SECTION 2.03.     Stock Transfer Books.                 9

  SECTION 2.04.     Stock Options.                        9

  SECTION 2.05.     Dissenting Shareholders.             10

  SECTION 2.06.     Post-closing Adjustment.             10

  SECTION 2.07.     Closing.                             12

                           ARTICLE III
                 REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY

  SECTION 3.01.     Organization and Qualification.      12

  SECTION 3.02.     Articles of Incorporation and By-
                    Laws.                                13

  SECTION 3.03.     Capitalization; Subsidiaries.        13

  SECTION 3.04.     Authority.                           15

  SECTION 3.05.     No Conflict; Required Filings and
                    Consents.                            15

  SECTION 3.06.     Permits; Compliance.                 16

  SECTION 3.07.     Financial Information; Books and
                    Records.                             17

  SECTION 3.08.     Absence of Undisclosed
                    Liabilities.                         17

  SECTION 3.09.     Absence of Certain Changes or
                    Events.                              18

  SECTION 3.10.     Absence of Litigation.               19

  SECTION 3.11.     Contracts; No Default.               19

  SECTION 3.12.     Employee Benefit Plans; Labor
                    Matters.                             21

  SECTION 3.13.     Taxes.                               22

  SECTION 3.14.     FDA and Other Regulatory
                    Compliance.                          24

  SECTION 3.15.     Customers.                           25

  SECTION 3.16.     Certain Business Practices and
                    Regulations.                         25

  SECTION 3.17.     Insurance.                           26

  SECTION 3.18.     Potential Conflicts of Interest.     26

  SECTION 3.19.     Accounting and Tax Matters.          27

  SECTION 3.20.     Receivables; Inventories.            28

  SECTION 3.21.     Real Property; Leases.               29

  SECTION 3.22.     Books and Records.                   31

  SECTION 3.23.     Title to Assets.                     31

  SECTION 3.24.     No Infringement or Contest.          31

  SECTION 3.25.     Board Recommendation.                32

  SECTION 3.26.     Vote Required.                       32

  SECTION 3.27.     Banks; Attorneys-in-fact.            32

  SECTION 3.28.     Affiliate Agreements.                33

  SECTION 3.29.     Brokers.                             33

  SECTION 3.30.     Environmental Matters.               33

  SECTION 3.31.     Disclosure.                          35

  SECTION 3.32.     Company Shareholders.                35

                          ARTICLE IV
               REPRESENTATIONS AND WARRANTIES
                 OF THE COMPANY SHAREHOLDERS             36

                          ARTICLE V
               REPRESENTATIONS AND WARRANTIES
                OF THE SCHEDULE 2 SHAREHOLDERS           36

                           ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES
                  OF ACQUIROR AND ACQUIROR SUB

  SECTION 6.01.     Organization and Qualification;
                    Subsidiaries.                        36

  SECTION 6.02.     Articles of Incorporation and By-
                    Laws.                                37

  SECTION 6.03.     Authority.                           37

  SECTION 6.04.     No Conflict; Required Filings and
                    Consents.                            37

  SECTION 6.05.     Absence of Litigation.               38

  SECTION 6.06.     Ownership of Acquiror Sub; No
                    Prior Activities.                    39

  SECTION 6.07.     Brokers.                             39

  SECTION 6.08.     SEC Reports.                         39

  SECTION 6.09.     Acquiror Common Stock.               40

  SECTION 6.10.     Taxes.                               40

                           ARTICLE VII
            COVENANTS RELATING TO CONDUCT OF BUSINESS

  SECTION 7.01.     Affirmative Covenants.               40

  SECTION 7.02.     Negative Covenants of the Company.   41

  SECTION 7.03.     Negative Covenants of Acquiror.      44

  SECTION 7.04.     Access and Information.              44

  ARTICLE VIII

                      ADDITIONAL AGREEMENTS

  SECTION 8.01.     Registration Statement; Proxy
                    Statement.                           45

  SECTION 8.02.     Meeting of Shareholders.             47

  SECTION 8.03.     Appropriate Action; Consents;
                    Filings; Other.                      47

  SECTION 8.04.     Unaudited Financial Information.     48

  SECTION 8.05.     Letters of Accountants.              49

  SECTION 8.06.     Update Disclosure; Breaches.         49

  SECTION 8.07.     Affiliates; Accounting and Tax
                    Treatment.                           49

  SECTION 8.08.     Public Announcements.                50

  SECTION 8.09.     NASD Listing.                        50

  SECTION 8.10.     Employee Matters.                    50

  SECTION 8.11.     Assumption of Agreements.            50

  SECTION 8.12.     Benefit Arrangements.                50

  SECTION 8.13.     Principal Offices.                   51

  SECTION 8.14.     Obligations of Acquiror Sub;
                    Assets of Acquiror Sub.              51

  SECTION 8.15.     Approval of Merger.                  51

  SECTION 8.16.     Tax Returns.                         52

  SECTION 8.17.     Indemnification.                     52

  SECTION 8.18.     Procedures; Conditions of
                    Indemnification.                     53

  SECTION 8.19.     Agreement with Brentwood.            54

  SECTION 8.20.     Condition of Wilton Webster.         54

                           ARTICLE IX
                       CLOSING CONDITIONS

  SECTION 9.01.     Conditions to Obligations of
                    Acquiror and the Company Under This
                    Agreement.                           55

  SECTION 9.02.     Additional Conditions to
                    Obligations of Acquiror.             56

  SECTION 9.03.     Additional Conditions to
                    Obligations of the Company.          58

                            ARTICLE X
                TERMINATION, AMENDMENT AND WAIVER

  SECTION 10.01.    Termination.                         60

  SECTION 10.02.    Effect of Termination.               61

  SECTION 10.03.    Expenses.                            61

  SECTION 10.04.    Amendment.                           62

  SECTION 10.05.    Waiver.                              62

                           ARTICLE XI
                       GENERAL PROVISIONS

  SECTION 11.01.    Survival of Representations,
                    Warranties and Agreements After
                    Effective Time.                      63

  SECTION 11.02.    Limitation of Liability of Company
                    Shareholders and Schedule 2
                    Shareholders.                        63

  SECTION 11.03.    Notices.                             64

  SECTION 11.04.    Certain Definitions.                 65

  SECTION 11.05.    Headings.                            66

  SECTION 11.06.    Severability.                        66

  SECTION 11.07.    Entire Agreement.                    66

  SECTION 11.08.    Assignment.                          67

  SECTION 11.09.    Parties in Interest.                 67

  SECTION 11.10.    Mutual Drafting.                     67

  SECTION 11.11.    Governing Law.                       67

  SECTION 11.12.    Counterparts.                        67



EXHIBITS

EXHIBIT A      FORM OF AGREEMENT OF MERGER
EXHIBIT B      FORM OF ESCROW AGREEMENT
EXHIBIT C      FORM OF AFFILIATE AGREEMENT
EXHIBIT D      FORM OF BRENTWOOD AGREEMENT
EXHIBIT E-1    FORM OF WEBSTER EMPLOYMENT AGREEMENT
EXHIBIT E-2    FORM OF BROWN EMPLOYMENT AGREEMENT

                     Index of Defined Terms

                                           Section

Acquiror                                   PREAMBLE
Acquiror Common Stock                      SECTION 2.01(a)(i)
Acquiror Disclosure Schedule               ARTICLE VI PREAMBLE
Acquiror Material Adverse Effect           SECTION 6.01
Acquiror Option                            SECTION 2.04
Acquiror Sub                               PREAMBLE
Acquiror Sub Common Stock                  SECTION 2.01(c)
Acquiror SEC Reports                       SECTION 6.08
Adjustment Date                            SECTION 2.06(a)(i)
Adjustment Escrow Shares                   SECTION 2.06(a)
Adjustment Property                        SECTION 2.06(a)(i)
affiliate                                  SECTION 11.04(a)
Affiliate Agreement                        SECTION 3.28
Agreement                                  PREAMBLE
Agreement of Merger                        SECTION 1.02
Amended Articles                           SECTION 1.04
Amended By-Laws                            SECTION 1.04
approvals                                  SECTION 3.14
Assets                                     SECTION 3.21(g)
Audited Balance Sheets                     SECTION 3.07(a)
Audited Statements                         SECTION 3.07(a)
Average Trading Price                      SECTION 2.01(a)(i)
beneficial owner                           SECTION 11.04(b)
best efforts                               SECTION 11.04(c)
Blue Sky Laws                              SECTION 3.05(a)
Bona Fide Proposal                         SECTION 7.02(g)
Brentwood                                  SECTION 3.03
business day                               SECTION 11.04(d)
California Law                             PREAMBLE
Claim Amount                               SECTION 2.06(a)(iii)
Certificates                               SECTION 2.02(b)
Claims                                     SECTION 8.18
Closing                                    SECTION 2.07
Closing Date                               SECTION 2.07
Code                                       PREAMBLE
Company                                    PREAMBLE
Company Affiliates                         SECTION 3.28
Company Benefit Plans                      SECTION 3.12(a)
Company Common Stock                       SECTION 2.01(a)(i)
Company Contracts                          SECTION 3.11(a)
Company Disclosure Schedule                ARTICLE III PREAMBLE
Company Material Adverse Effect            SECTION 3.01
Company Options                            SECTION 2.04
Company Permits                            SECTION 3.06(a)
Company Preferred Stock                    SECTION 3.03
Company Shareholders                       PREAMBLE
Company Stock Plan                         SECTION 2.04
Competing Transaction                      SECTION 7.02(g)
Confidentiality Agreement                  SECTION 7.02(g)
control                                    SECTION 11.04(e)
Damages                                    SECTION 8.17
Disability                                 SECTION 2.01(a)(iii)
Dissenting Shares                          SECTION 2.01(a)(i)
Dissenting Shareholder                     SECTION 2.05
Documents                                  SECTION 3.21(g)
Effective Time                             SECTION 1.02
employee benefit plan                      SECTION 3.12(a)
Encumbrances                               SECTION 3.21(g)
Environmental Laws                         SECTION 3.30(h)
ERISA                                      SECTION 3.12(a)
Escrow Agent                               SECTION 2.02(h)
Escrow Agreement                           SECTION 2.02(h)
excess parachute payment                   SECTION 3.12(b)
Exchange Act                               SECTION 3.05(a)
Exchange Agent                             SECTION 2.02(a)
Exchange Fund                              SECTION 2.02(a)
Exchange Ratio                             SECTION 2.01(a)(i)
FDA                                        SECTION 3.14
Financial Statements                       SECTION 8.04
GAAP                                       SECTION 3.07(b)
Governmental Entities                      SECTION 3.05(a)
group                                      SECTION 7.02(g)
Hazardous Discharge                        SECTION 3.30(h)
Hazardous Materials                        SECTION 3.30(h)
Holders                                    SECTION 2.06(a)(iii)
HSR Act                                    SECTION 3.05(a)
Indemnification Amount                     SECTION 2.06(a)(ii)
Indemnified Person or Indemnified Persons  SECTION 8.17
IRS                                        SECTION 3.12(a)
knowledge                                  SECTION 11.04(f)
Laws                                       SECTION 3.05(a)
Maximum Liability Amount                   SECTION 11.02
MDRs                                       SECTION 3.14
Merger                                     PREAMBLE
NASD                                       SECTION 3.05(a)
NASDAQ/NMS                                 SECTION 2.01(a)(i)
Other Agreements                           SECTION 3.21(g)
PCBs                                       SECTION 3.30(h)
person                                     SECTION 11.04(g)
Plan                                       SECTION 3.19(b)
PMA                                        SECTION 3.14
Post-closing Adjustment Period             SECTION 2.06(a)(i)
Pre-Merger Period                          SECTION 3.19(a)
Proxy Statement                            SECTION 8.01(a)
Real Property                              SECTION 3.21(g)
Recomputed Exchange Ratio                  SECTION 2.01(a)(ii)
Registration Rights Agreement              SECTION 3.03
Registration Statement                     SECTION 8.01(a)
Representative                             SECTION 2.02(h)
Returns                                    SECTION 3.13(d)
Review Period                              SECTION 8.15
Sale                                       SECTION 3.19(b)
Schedule 2 Shareholders                    ARTICLE V
SEC                                        SECTION 3.28
Securities Act                             SECTION 3.05(a)
Series A Preferred Stock Purchase
  Agreement                                SECTION 3.03
Shareholders' Meeting                      SECTION 8.01(b)
Significant Subsidiary or Significant
  Subsidiaries                             SECTION 11.04(h)
subsidiary or subsidiaries                 SECTION 11.04(i)
Surviving Corporation                      SECTION 1.01
Tax or Taxes                               SECTION 3.13(d)
Unaudited Balance Sheets                   SECTION 8.04
Unaudited Statements                       SECTION 8.04

      AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 20, 1994 (this "Agreement"), among CORDIS CORPORATION, a Florida corporation ("Acquiror"), CORDIS ACQUISITION, INC., a California corporation ("Acquiror Sub") and a wholly owned subsidiary of Acquiror, WEBSTER LABORATORIES, INC., a California corporation (the "Company"), and each of the shareholders of the Company as named on
Schedule 1 hereto (the "Company Shareholders").

     WHEREAS, Acquiror Sub, upon the terms and subject to the conditions of this Agreement and in accordance with Sections 1100 et seq. of the Corporations Code of the State of California ("California Law"), will merge with and into the Company (the "Merger");

     WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to the holders of Company Common Stock (as defined in Section 2.01(a)) and Company Preferred Stock (as defined in Section 3.03) and is in the best interests of such shareholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby and recommended approval and adoption of this Agreement by the shareholders of the Company;

     WHEREAS, the Board of Directors of Acquiror has determined that the Merger is in the best interests of Acquiror and its stockholders and the Boards of Directors of Acquiror and Acquiror Sub have approved and adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the United States Internal
Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests" pursuant to APB Opinion No. 16, Staff Accounting Releases 130 and
135 and Staff Accounting Bulletins No. 65 and No. 76;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                         ARTICLE I


                        THE MERGER


SECTION 1.01.  The Merger.



Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with California Law, at the Effective Time (as defined in Section 1.02) Acquiror Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquiror Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").


SECTION 1.02.  Effective Time.



As promptly as practicable after the Closing (as defined in Section 2.07), the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger substantially in the form attached hereto as Exhibit A (the "Agreement of Merger") and the officers' certificates required to be filed therewith with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, California Law (the date and time of such filing being the "Effective Time").


SECTION 1.03.  Effect of the Merger.



At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess, and succeed without other transfer to, all the rights, privileges, powers, franchises and property as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of Acquiror Sub and the Company; and all and singular, the rights, privileges, powers and franchises of each of Acquiror Sub and the Company, and all property, real, personal and mixed, and all debts due to either Acquiror Sub or the Company on whatever account, as well as for share subscriptions as all other things in action or belonging to each of such corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of Acquiror Sub and the Company, and the title to any real estate vested, by deed or otherwise, under the laws of the State of California or of any other state, in Acquiror Sub or the Company, shall not revert or be in any way impaired by reason of the California General Corporation Law; but all rights of creditors and all liens upon any property of Acquiror Sub or the Company shall be preserved unimpaired, and all debts, liabilities and duties of Acquiror Sub and the Company shall thenceforth attach to the Surviving Corporation (and the Surviving Corporation shall be subject thereto) and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding pending by or against Acquiror Sub may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place. The Surviving Corporation shall continue its corporate existence under the laws of the State of California, and its name shall be Cordis-Webster, Inc. (or a variation thereof as reasonably determined by Acquiror).


SECTION 1.04.  Articles of Incorporation; By-Laws.



At the Effective Time, the Articles of Incorporation and the By-Laws of the Company, as amended as provided in the Agreement of Merger (the "Amended Articles" and the "Amended By-Laws," respectively), shall be the articles of incorporation and the by-laws of the Surviving Corporation, subject to any subsequent amendment.


SECTION 1.05.  Directors and Officers.



The directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Amended Articles and Amended By-Laws, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.


                   ARTICLE II


 CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES


SECTION 2.01.  Conversion of Securities.



At the Effective Time, as provided in the Agreement of Merger, by virtue of the Merger and without any action on the part of the Acquiror Sub, the Company or the holders of any of the following securities:


         (a)(i) Each share of common stock, no par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(b) or shares ("Dissenting Shares") held by any Company shareholder who elects to exercise appraisal rights under Sections 1300 et seq. of California Law) shall be converted, subject to Section 2.02(e), into the right to receive that number of shares of common stock, par value $1.00 per share ("Acquiror Common Stock") of Acquiror determined by dividing $12.81364 by the Average Trading Price (as defined below) of a share of Acquiror Common Stock; provided, however, if the Average Trading Price is greater than $52.02, such number shall be deemed to be 0.246321 and if the Average Trading Price is less than $42.56, such number shall be deemed to be
     0.301072. Such number as so determined, including any adjustments thereto made as provided below in this
     Section 2.01(a)(i), shall be referred to as the "Exchange Ratio". Based on the Exchange Ratio, the minimum and maximum numbers of shares of Acquiror Common Stock issuable pursuant to the Merger as contemplated under this Agreement (assuming the conversion prior to the Effective Time of all shares of Company Preferred Stock into Company Common Stock as contemplated hereunder and assuming the issuance prior to the Effective Time of all shares of Company Common Stock issuable pursuant to Company Options (as defined in Section 2.04)) shall be 1,634,008 and 1,997,203, respectively. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Acquiror Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Acquiror
     Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest. No fractional share of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e) hereof. In any event, if between the date of this Agreement and the Effective Time the outstanding shares Acquiror Common Stock, Company Common Stock or Company Preferred Stock (as defined in Section 3.03) shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. As used in this Agreement, the term "Average Trading Price" shall mean the average of the reported closing prices of a share of Acquiror Common Stock on the NASDAQ National Market System ("NASDAQ/NMS") as reported by NASDAQ for the 20 consecutive trading days immediately preceding the third trading day before the date of the Closing Date (as defined in Section 2.07).


         (ii) Notwithstanding any other provision of this Agreement, if between the date of this Agreement and the Effective Time, Mr. Wilton Webster shall have died or suffered a Disability (as defined below) based upon the notice procedures described below in Section 2.01(a)(iii), the Recomputed Exchange Ratio (as defined below) shall be used for purposes of the Merger, this Agreement and the Agreement of Merger so that wherever the term "Exchange Ratio" appears or applies for such purposes, such term shall be deemed replaced by the term "Recomputed Exchange Ratio." The Recomputed Exchange Ratio shall be determined by dividing $12.05969 by the Average Trading Price of a share of Acquiror Common Stock; provided, however, if the Average Trading Price is greater than $52.02, such number shall be deemed to be 0.231828, and if the Average Trading Price is less than $42.56, such number shall be deemed to be 0.283357, subject to adjustments of the type described in the next-to-last sentence of Section 2.01(a)(i). Based on the Recomputed Exchange Ratio, the minimum and maximum numbers of shares of Acquiror Common Stock issuable pursuant to the Merger as contemplated under this Agreement (assuming the conversion prior to the Effective Time of all shares of Company Preferred Stock into Company Common Stock as contemplated hereunder and assuming the issuance prior to the Effective Time of all shares of Company Common Stock issuable pursuant to Company Options (as defined in Section 2.04)) shall be 1,537,805 and 1,879,669, respectively.

         (iii) For purposes of Section 2.01(a)(ii) above, Mr. Webster shall be deemed to have suffered a "Disability" if (A) Mr. Webster would be unable to perform services for the Company consistent with past practice and as contemplated under the Employment Agreement referred to in Section 8.10 after the Effective Time by virtue of a mental or physical condition and either (B) Acquiror provides written notice to the Company of Acquiror's belief that Mr. Webster has such mental or physical condition and the Company fails to contest such belief in a written notice to Acquiror provided by the Company within two days of receipt of such notice from Acquiror or (C) the Company contests such belief by written notice to Acquiror within the period specified in clause (B) and a physician to be selected by mutual agreement of Acquiror and the Company or, if not mutually agreed to within 24 hours of Acquiror's receipt of the Company's notice, by the chairperson of the Department of Internal Medicine at the Stanford Medical
     School, after examining Mr. Webster, confirms in writing to the Company and Acquiror as promptly as practicable following such examination that Mr. Webster suffers from a mental or physical condition that in such physician's reasonable judgment makes it reasonably likely that Mr. Webster would be unable to perform services for the Company as described in clause (A) after the Effective Time.




         (b) Any shares of Company Common Stock or Company Preferred Stock held in the treasury of the Company and any shares of Company Common Stock or Company Preferred Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.


         (c) Each share of common stock, par value $0.01 per share, of Acquiror Sub ("Acquiror Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.


SECTION 2.02.   Exchange of Certificates.



         (a) Exchange Agent. As of the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company designated by Acquiror (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the whole shares of Acquiror Common Stock (such certificates for shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto, being hereafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 (excluding the Adjustment Escrow Shares (as defined in Section 2.06) which Acquiror shall deliver to the Escrow Agent (as defined in Section 2.02(h)) pursuant to Section 2.06 hereof) in exchange for outstanding shares of Company Common Stock and cash in an amount sufficient to permit payment of the cash payable in lieu of fractional shares pursuant to Section 2.02(e) hereof; it being understood that all outstanding shares of Company Preferred Stock shall have been converted to Company Common Stock prior to the Closing provided the Merger occurs. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Acquiror Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(e) hereof, the Exchange Fund shall not be used for any other purpose.

            (b) Exchange Procedures.  Promptly after the
Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates")
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Acquiror Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificates (after taking into account all shares of Company Common Stock then held by such holder), less a number of shares of Acquiror Common Stock constituting such holder's proportionate interest of the shares held in escrow pursuant to Section 2.02(h) hereof (based on such holder's respective proportionate interest immediately following the Effective Time in the Acquiror Common Stock into which the outstanding shares of Company Common Stock have been converted, pursuant to Section 2.01 hereof) as set forth in Schedule 2.01 together with cash in lieu of fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.02(c), and the Certificates so surrendered shall forthwith be canceled. In addition, the holder of such Certificate subsequently may receive shares of Acquiror Common Stock and other property after the post-closing adjustment described in Section 2.06 hereof. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Acquiror Common Stock may be issued to a transferee if the Certificates representing such shares of Company Common Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Acquiror Common Stock, cash in lieu of any fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.02(c).

          (c) Distributions with Respect to Unexchanged Shares of Acquiror Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.05(a)), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, including Adjustment Escrow Shares (as defined in
Section 2.06(a)), subject to the provisions of Section 2.06 hereof, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock, including Adjustment Escrow Shares, subject to the provisions of Section 2.06 hereof.

          (d) No Further Rights in Company Common Stock. All shares of Acquiror Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Sections 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (e) No Fractional Shares. No fractional shares of Acquiror Common Stock shall be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock, after aggregating all shares of Acquiror Common Stock to which such holder would be entitled to receive under
Section 2.01(a), shall receive an amount in cash equal to the Average Trading Price (provided, however, that for purposes of this subparagraph (e), if the Average Trading Price is greater than $52.02, the Average Trading Price shall be deemed to be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price shall be deemed to be $42.56) multiplied by the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled. Such payment in lieu of fractional shares shall be administered by the Exchange Agent pursuant to the procedures set forth in Section 2.02(b).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Acquiror for the shares of Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock to which they are entitled pursuant to
Section 2.02(e) and any dividends or other distributions with respect to Acquiror Common Stock to which they are entitled pursuant to Section 2.02(c).

          (g) No Liability. Neither Acquiror nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Acquiror Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (h) Escrowed Shares. At the Effective Time, ten percent of the shares of Acquiror Common Stock issuable pursuant to Section 2.01 hereof to the holders of Company Common Stock theretofore outstanding shall be deposited by Acquiror with the escrow agent pursuant to the Escrow Agreement to be entered into by the Company, Acquiror, Acquiror Sub, the escrow agent thereunder (the "Escrow Agent") and the representative of the Company Shareholders (the "Representative") substantially in the form attached hereto as Exhibit B (the "Escrow Agreement") to provide for the post-closing adjustment described in Section 2.06 hereof (the execution and delivery of the Escrow Agreement constituting a condition of this Agreement). The Acquiror, the Company, Acquiror Sub and the Representative shall enter into the Escrow Agreement with the Escrow Agent at the Closing. In the event the person initially appointed as the Representative under
Section 2.06(a) shall be unable or unwilling to execute and deliver the Escrow Agreement as required hereunder, the Company Shareholders shall appoint another person or entity for such purpose.

          (i) Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock and cash for fractional shares, if any, as may be required pursuant to this
Article II; provided, however, that Acquiror may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation, or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.


SECTION 2.03.  Stock Transfer Books.



At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Acquiror for any reason shall be converted into shares of Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).


SECTION 2.04.  Stock Options.



Prior to the Effective Time, the Company and Acquiror shall take such action as may be necessary or appropriate for the Acquiror, at its option, to assume or to issue a substitute option with respect to each outstanding unexpired and unexercised option to purchase shares of Company Common Stock (collectively, the "Company Options") under the Company's 1992 Stock Plan (the "Company Stock Plan"), so that at the Effective Time each Company Option will become or be replaced by an option (an "Acquiror Option") to purchase a number of whole shares of Acquiror Common Stock equal to the number of shares of Company Common Stock that could have been purchased (assuming full vesting) under the Company Option multiplied by the Exchange Ratio (and eliminating any fractional share), at a price per share of Acquiror Common Stock equal to the per-share option exercise price specified in the Company Option divided by the Exchange Ratio. Each substituted Acquiror Option shall otherwise be subject to the same terms and conditions as apply to the related Company Option. The date of grant of each substituted Acquiror Option for purposes of such terms and conditions shall be deemed to be the date on which the corresponding Company Option was granted. As to each assumed Company Option, at the Effective Time (i) all references to the Company in the stock option agreements with respect to the Company Options being assumed shall be deemed to refer to Acquiror; (ii) Acquiror shall assume all of the Company's obligations with respect to the related Company Option; and (iii) Acquiror shall issue to each holder of a Company Option a document evidencing the foregoing assumption by Acquiror. Nothing in this Section 2.04 shall affect the schedule of vesting with respect to the Company Options in accordance with the terms of the Company Stock Plan. It is the purpose and intention of the parties that, subject to applicable Law, the assumption of Company Options or the substitution of Acquiror Options for Company Options shall meet the requirements of Section 424(a) of the Code and that each assumed Company Option or the substituted Acquiror Option shall qualify immediately after the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent that the related Company Option so qualified immediately before the Effective Time and the foregoing provisions of this Section 2.04 shall be interpreted to further such purpose and intention. The Company represents and warrants that the assumption of Company Options or substitution of Acquiror Options therefor, as contemplated by this Section 2.04, may be effected pursuant to the terms of the Company Options and the Company Stock Plan without the consent of any holder of a Company Option and without liability to any such holder.


SECTION 2.05.  Dissenting Shareholders.



Subject to the terms and conditions hereof, at and after the Effective Time, any holder of shares of Company Common Stock and Company Preferred Stock who complies with Sections 1300 et seq. of the California Law (a "Dissenting Shareholder") shall be entitled to obtain payment from the Surviving Corporation of the fair value of his shares of Company Common Stock or Company Preferred Stock as determined pursuant to Sections 1300 et seq. of the California Law; provided, however, that no such payment shall be made unless and until such Dissenting Shareholder has surrendered to the Exchange Agent the Certificate representing the shares of Company Common Stock or Company Preferred Stock for which payment is being made. The Company shall give Acquiror prompt notice of any demands for appraisal or withdrawals of demands for appraisal received by the Company and any other documents obtained by the Company pursuant to the provisions of
Section 1300 et seq. of the California Law and, except with the prior written consent of Acquiror, which shall not unreasonably be withheld, shall not settle or offer to settle any such demands.


SECTION 2.06.  Post-closing Adjustment.



          (a) The shares of Acquiror Common Stock held in escrow pursuant to Section 2.02(h) hereof (the "Adjustment Escrow
Shares"),


          (i) together with any property ("Adjustment Property") that would have been distributed to the holders of such Adjustment Escrow Shares as a result of any non-taxable stock dividend, stock split, recapitalization, merger, combination or similar transaction occurring during the period (the "Post-closing Adjustment Period") beginning at the Effective Time and ending on the date (the "Adjustment Date") that ends one year after the Effective Time,


          (ii) less any Adjustment Escrow Shares (determined pursuant to Section 2.06(b)), and any Adjustment Property distributed with respect thereto, that have been applied as provided in Section 2.06(b) hereof and the Escrow Agreement in satisfaction of any amounts owing to any Indemnified Persons (as defined in Section 8.17) (an "Indemnification Amount"), and

          (iii) less any Adjustment Escrow Shares (determined pursuant to Section 2.06(b)), and any Adjustment Property distributed with respect thereto, determined pursuant to the Escrow Agreement to be necessary to provide for any claim or claims for Damages (as defined in Section 8.17) asserted in writing by one or more of the Indemnified Persons pursuant hereto during the Post-closing Adjustment Period but not finally determined as provided in Section 2.06(b) hereof and the Escrow Agreement (a "Claim Amount"), shall be delivered as soon as practicable after the Adjustment Date (and in any event within 90 days after the Adjustment Date) as set forth in the Escrow Agreement to the Representative of the Company Shareholders other than Dissenting Shareholders (such non-Dissenting Shareholders are hereinafter referred to as the "Holders"), or otherwise in accordance with written instructions provided by such Representative, for redelivery to the Holders based on each such Holder's proportionate interest immediately following the Effective Time in the Acquiror Common Stock as set forth in Schedule 2.01. Notwithstanding such delivery, any remaining Adjustment Escrow Shares (and any Adjustment Property distributed with respect thereto) held in escrow pursuant to clause (iii) above shall continue to be held by the Escrow Agent under the Escrow Agreement in accordance with the provisions of the Escrow Agreement. By their execution and delivery of this Agreement, the Company Shareholders hereby appoint David W. Chonette as Representative of the Company Shareholders (other than Dissenting Shareholders) for purposes of this Section 2.06.

          (b) The procedure set forth in the Escrow Agreement shall be used for the application of the Adjustment Escrow Shares to satisfy indemnification obligations to Indemnified Persons hereunder. The number of Adjustment Escrow Shares to which an Indemnified Person shall be entitled in respect of an Indemnification Amount or Claim Amount shall be determined by dividing (i) the Indemnification Amount or Claim Amount, as the case may be, by (ii) the Average Trading Price (provided, however, that for purposes of this subparagraph (b), if the Average Trading Price is greater than $52.02, the Average Trading Price shall be deemed to be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price shall be deemed to be $42.56). Any portion of the Adjustment Escrow Shares applied to satisfy any indemnification obligations to Indemnified Persons hereunder shall be delivered to the Indemnified Persons (together with any Adjustment Property distributed with respect thereto) as set forth in the Escrow Agreement.

          (c) If the Adjustment Escrow Shares (together with any Adjustment Property distributed with respect thereto) are insufficient to cover the full amount of the adjustments made pursuant to Section 2.06(b) hereof, the Acquiror shall have available such other remedies as may exist at law or in equity to satisfy any claim or claims for Damages, subject to the provisions of Sections 11.01 and 11.02.

          (d) During the Post-closing Adjustment Period, the Escrow Agent under the Escrow Agreement shall (to the extent legally permissible) vote the Adjustment Escrow Shares and any other shares of stock included in the Adjustment Property in accordance with the written instructions of the Holders who would receive such shares if all of the Adjustment Escrow Shares and any other shares of stock included in the Adjustment Property were delivered to the Holders pursuant to Section 2.06(a) hereof.

          (e) Acquiror shall show the Adjustment Escrow Shares as issued and outstanding on its balance sheet after the Effective Time and such shares shall be duly authorized and validly issued under applicable state law.

          (f)  Cash dividends paid with respect to the Adjustment
Escrow Shares shall be distributed as, if and when paid to the Holders in proportion to each such Holder's proportionate interest immediately following the Effective Time in the Acquiror
Common Stock as set forth in Schedule 2.01, subject to the provisions of Section 2.02(b) and (c).


SECTION 2.07.  Closing.



Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as soon as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article IX hereof (the "Closing Date"), at the offices of Hogan & Hartson, Columbia Square, 555 13th Street, N.W., Washington, D.C. 20004, unless another date or place is agreed to in writing by the parties hereto; provided, however, that the Closing Date shall in no event be less than thirty (30) days from the initial filing of the Registration Statement (as defined in Section 8.01(a)).


                    ARTICLE III


   REPRESENTATIONS AND WARRANTIES OF THE COMPANY


Except as set forth in the Disclosure Schedule delivered by the Company to Acquiror prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific Section references, the Company hereby represents and warrants to Acquiror and Acquiror Sub as follows:


SECTION 3.01.  Organization and Qualification.



The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to do so would not have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the financial condition, business, results of operations or prospects of the Company. Section 3.01 of the Company Disclosure Schedule sets forth a list of the jurisdictions where the Company is duly qualified to do business as a foreign corporation.


SECTION 3.02.  Articles of Incorporation and By-Laws.



The Company has heretofore furnished to Acquiror a complete and correct copy of the Articles of Incorporation and the By-Laws of the Company, each as amended or restated and currently in effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.


SECTION 3.03.  Capitalization; Subsidiaries.



The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock of which: (w) 4,680,234 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company's Articles of Incorporation or By-Laws or any agreement to which the Company is a party or is bound; (x) no shares of Company Common Stock are or were held in the treasury of the Company; and (y) 753,666 shares of Company Common Stock were reserved for future issuance pursuant to outstanding employee stock options under the Company Stock Plan and (ii) 4,000,000 shares of serial preferred stock, no par value per share ("Company Preferred Stock"), of which 1,200,000 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company's Articles of Incorporation or By-Laws, or any agreement to which the Company is a party or is bound. Except as described in this Section 3.03, no shares of Company Common Stock are reserved for any other purpose. Since November 30, 1993, no shares of Company Common Stock have been issued by the Company, except pursuant to the exercise of outstanding options in accordance with their terms, and no shares of Company Preferred Stock have been issued since such date. Except as contemplated by this Agreement, there have been no changes in the terms of outstanding options since November 30, 1993. Each of the outstanding shares of capital stock of the Company were issued in compliance with all applicable federal and state laws concerning the issuance of securities, and, to the Company's knowledge, such shares are owned by the Company Shareholders free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in clause (i) above, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which the Company is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, the Company or obligating the Company to grant, issue or sell any shares of the capital stock of, or other equity interests in, the Company, by sale, lease, license or otherwise. The names and addresses of, and number of shares held by, all holders of Company Common Stock and Company Preferred Stock as well as similar information relating to the holders of all options, warrants or rights to purchase Company Common Stock or Company Preferred Stock are set forth in Section 3.03 of the Company Disclosure Schedule. There are no obligations, contingent or otherwise, of the Company to (x) repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock; or (y) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person. The Company does not directly or indirectly own, nor has the Company agreed to purchase or otherwise acquire, any of the capital stock of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity interests in, any corporation, partnership, joint venture or other business association or entity. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of the Company. The Company has no subsidiaries or equity or other interest in any entity other than those listed in Section 3.03 of the Company Disclosure Schedule. The outstanding shares of Company Preferred Stock as of the date hereof are convertible into 1,200,000 shares of Company Common Stock and no event or transaction has occurred or is expected to occur between the date hereof and the Effective Time that would increase or otherwise modify such number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible. The 1,200,000 shares of Company Preferred Stock issued and outstanding on the date hereof will be converted into an aggregate of 1,200,000 shares of Company Common Stock prior to the Effective Time in accordance with the agreement among the Company, Acquiror and Brentwood Associates V, L.P. ("Brentwood") referred to in Section 8.19. The Company has not declared any dividends on the Company Preferred Stock since the date of issuance thereof and the Conversion Price of the Company Preferred Stock (as defined in the Articles of Incorporation of the Company) is $1.67 per share, and there has been no adjustment to or readjustment of the Conversion Price or event or circumstance that would cause any such adjustment or readjustment. The Company has not engaged in any transactions that have given rise to the right of first offer set forth in
Section 7.6 of the Series A Preferred Stock Purchase Agreement dated as of July 17, 1992, between the Company and the purchasers listed on Exhibit A thereto (the "Series A Preferred Stock Purchase Agreement"). Brentwood is the only record and, to the Company's knowledge, beneficial owner of the Company Preferred Stock and, to the Company's knowledge, is the only person or entity entitled to exercise and possess rights under the Series A Preferred Stock Purchase Agreement and the Registration Rights Agreement dated as of July 17, 1992 referred to therein and executed and delivered by the parties in connection therewith (the "Registration Rights Agreement").


SECTION 3.04.  Authority.



The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the approval and adoption of this Agreement, by the holders of a majority of the outstanding shares of Company Common Stock and the holders of a majority of the outstanding shares of Company Preferred Stock in accordance with California Law and the Company's Articles of Incorporation and By-Laws). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror, Acquiror Sub and each of the Company Shareholders, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity (whether considered in a proceeding in equity or at law). To the Company's knowledge, this Agreement has been duly executed and delivered by each of the Company Shareholders and, to the Company's knowledge, constitutes a legal and binding obligation of each Company Shareholder enforceable in accordance with its terms, subject to the exceptions described in the immediately preceding sentence.


SECTION 3.05.  No Conflict; Required Filings and Consents.



          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company, (ii) subject to (x) obtaining the requisite approval and adoption of this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock and the holders of a majority of the outstanding shares of Company Preferred Stock in accordance with California Law and the Company's Articles of Incorporation and By-Laws; (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any governmental, quasi-governmental or regulatory authority, domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of l934, as amended, and the rules and regulations thereunder (the "Exchange Act"), state securities laws and the rules and regulations thereunder ("Blue Sky Laws"), the National Association of Securities Dealers, Inc. (the "NASD"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and the filing and recordation of appropriate transaction documents as required by California Law; and (z) obtaining the consents, approvals, authorizations or permits described in Section 3.05(b) of the Company Disclosure Schedule, to the Company's knowledge, conflict with or violate any foreign or domestic federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or by which any of its properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected except for any such conflicts or violations described in clause (ii) or breaches or defaults described in clause (iii) (other than any relating to Company Contracts as defined in Section 3.11(a)) that would not have a Company Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, the NASD, the HSR Act, the consents, approvals, authorizations or permits described in Section 3.05(b) of the Company Disclosure Schedule and the filing and recordation of appropriate transaction documents as required by California Law or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not adversely affect the ability of the Company to consummate, or prevent or delay the consummation of, the transactions contemplated by this Agreement and where such failure would not result in losses to Acquiror or any of its affiliates (after the Effective Time) or the Company or any of its affiliates (before the Effective Time) in excess of $10,000.


SECTION 3.06.  Permits; Compliance.



          (a) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits") except where the failure to possess such Company Permits would not have a Company Material Adverse Effect. To the Company's knowledge, all Company Permits are valid, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. To the Company's knowledge, the Company is not in conflict with, or in default or violation of, (i) any Law applicable to the Company or by which any of its properties is bound or affected or (ii) any of the Company Permits. To the Company's knowledge, the Company has not failed to remedy any such previously existing conflict, default or violation. Since December 1, 1991, the Company has not received written, or, to the knowledge of the Company, oral notice from any Governmental Entity of any such conflict, default or violation.

          (b) The Company has filed all forms, reports, statements, and other documents required to be filed with any Governmental Entities, including, without limitation, state insurance and health regulatory authorities, except where the failure to file such forms, reports, statements or other documents under this clause (b) would not have a Company Material Adverse Effect except for matters addressed in Section 3.12 or 3.13, which shall be governed by such Section 3.12 or 3.13, respectively.


SECTION 3.07.  Financial Information; Books and Records.



          (a) The Company has caused to be prepared audited balance sheets, as of November 30, 1993 and 1992, of the Company (the "Audited Balance Sheets") and the related audited statement of earnings and shareholders' equity and audited statement of cash flows of the Company for each of the three fiscal years ended November 30, 1993, 1992 and 1991 (the Audited Balance Sheets and such statements of earnings and shareholders' equity and audited statements of cash flows and any related notes and schedules are hereinafter referred to collectively as the "Audited
Statements"), in each case, audited by Deloitte & Touche, in accordance with generally accepted auditing standards. A true and complete copy of each of the Audited Statements has been delivered to Acquiror and is included as Section 3.07 to the Company Disclosure Schedule.

          (b) The Audited Statements (i) are complete and correct in all material respects and have been prepared from the books and records of the Company and (ii) fairly present the financial position of the Company and the results of its operations and its cash flows as of and for the respective time periods in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis.

          (c) The financial books and records of the Company are complete and correct and have been maintained in accordance with reasonable business practices.


SECTION 3.08.  Absence of Undisclosed Liabilities.



The Company has no liabilities or obligations (whether accrued, absolute or contingent), including but not limited to liabilities for Taxes (as defined in Section 3.13(d)), that are not reflected on, or reserved against in, the Audited Statements except (a) as described in Section 3.08 of the Company Disclosure Schedule or
(b) for liabilities or obligations incurred since November 30, 1993 in the ordinary course of business and consistent with past practice.


SECTION 3.09.  Absence of Certain Changes or Events.



Except as disclosed in Section 3.09 of the Company Disclosure Schedule, (a) since November 30, 1992, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) since November 30, 1992, there has not been: (i) any damage, destruction or loss (not covered by insurance) with respect to any material assets of the Company; (ii) any change by the Company in its accounting methods, principles and practices, except any such change after the date of this Agreement required by a change in GAAP adopted after the date of this Agreement; (iii) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or Company Preferred Stock or any redemption, purchase or other acquisition of any of the Company's securities or any payment by the Company to any of its affiliates; (iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to directors, officers or employees of the Company, except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees of the Company who are not directors or officers of the Company; (v) any transaction or contract material to the Company or any commitment to do the same, entered into by the Company other than in the ordinary course of business and consistent with past practice; (vi) any transfer, mortgage, pledge, encumbrance or disposition by the Company of any of its assets, other than in the ordinary course of business and consistent with past practice and not material in the aggregate; (vii) any cancellation or writing off as worthless and uncollectible any inventory, debt, note or account receivable of the Company, except where previously reserved against in the Audited Statements; (viii) any receipt by the Company of written or, to the knowledge of the Company, oral notice that any material contract, agreement or arrangement to which it is a party has been or will be canceled; (ix) any issuance by the Company of any share of stock, bond, note, option, warrant or other corporate security; (x) any individual capital expenditure by the Company or commitment to make such capital expenditure in excess of $10,000; (xi) any payment or incurring of liability to pay any Taxes, assessments, fees, penalties, interest or other governmental charges, other than those arising and discharged or to be discharged in the ordinary course of business and consistent with past practice; (xii) any loans in excess of $10,000 made by the Company to any person or entity, including but not limited to, any employee, officer or director of the Company; (xiii) any incurring of indebtedness by the Company for borrowed money or commitment by the Company to borrow money other than in the ordinary course of business, consistent with past practice; (xiv) a Company Material Adverse Effect; or (xv) authorization, approval, agreement or commitment by the Company to take any action described in clauses (i) through (xiii) above.


SECTION 3.10.  Absence of Litigation.



          (a) There is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind to which the Company is a party, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, is there any reasonable basis therefor; and (b) the Company is not subject to any consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing order or investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, in each case in this clause (b) relating to the business conducted by the Company or otherwise applicable to the Company or any of its officers or directors in connection with the business conducted by the Company.


SECTION 3.11.  Contracts; No Default.



          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of each contract or agreement of the Company including, without limitation, contracts or agreements between the Company, on the one hand, and one or more persons who are affiliates of each other, on the other hand (together with the contracts and agreements listed in Section 3.11(b) of the Company Disclosure Schedule, the "Company Contracts"):


          (i) involving an aggregate payment or commitment per contract or agreement on the part of the counterparty or counterparties thereto of more than $50,000 during the 12-month period ending November 30, 1993 or $50,000 during the remaining term thereof from and after the date hereof;


          (ii) with an individual or entity rendering professional health care services as an employee of or contractor to the Company under which, during the 12 month-month period ending November 30, 1993, the Company was obligated or became committed to pay in excess of $50,000 or under which, during the next 12 months, the Company is reasonably expected to pay or to become obligated to pay in excess of $50,000;

          (iii) concerning a partnership or joint venture with another person;

          (iv) concerning employment or consulting arrangements with the Company's directors, officers or employees (which arrangements, in the case of employees other than the officers and directors of the Company, provide for annual compensation in excess of $50,000 to such persons), or providing for severance payments to any such directors, officers or employees.

          (v) involving agreements or commitments with any Governmental Entity or with any labor union;

          (vi) involving any contract with independent contractors or consultants (or similar arrangements) involving a reasonably expected aggregate payment or commitment of more than $50,000 for the 12-month period ended November 30, 1993 or $50,000 during the remaining term thereof from and after the date of the Agreement or which are not cancelable without penalty or without payment;

          (vii) involving any sales agency, data processing or insurance brokerage agreements which are not cancelable without penalty upon thirty or fewer days' notice;

          (viii) involving commitments for capital expenditures in excess of $10,000 for any single project;

          (ix) involving agreements or instruments relating to the extension of credit not in the ordinary course of business and consistent with past practice;

          (x) involving agreements of guaranty in respect of any obligation for borrowed money or otherwise;

          (xi) involving agreements with any affiliate of the Company;

          (xii)  with a supplier or distributor of the Company; and


          (xiii) involving all other contracts, agreements, commitments, or arrangements (including arrangements with sole source suppliers) whether or not made in the ordinary course of business which are material to the Company or the conduct of its business or the absence of which would have a Company Material Adverse Effect.


The Company has made available to Acquiror, or given access to Acquiror to inspect, copies of all written Company Contracts (including all amendments thereto). Section 3.11(a) of the Company Disclosure Schedule includes a description of all material terms of all unwritten Company Contracts.

          (b) Section 3.11(b) of the Company Disclosure Schedule lists each contract or agreement to which the Company or any of its affiliates is a party limiting the right of the Company or any of its affiliates prior to the Effective Time, or Acquiror or any of its affiliates at or after the Effective Time, to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of its affiliates prior to the Effective Time, or Acquiror or any of its affiliates after the Effective Time.

          (c) Each Company Contract, and each other contract or agreement of the Company which would have been required to be disclosed in Section 3.11(a) of the Company Disclosure Schedule had such contract or agreement been entered into prior to the date of this Agreement, is, to the Company's knowledge, in full force and effect and is a legal, valid and binding contract or agreement and there is (i) no default (or any event which, with the giving of notice or lapse of time or both, would be a default) by the Company or, to the Company's knowledge, any other party, in the timely performance of any obligation to be performed or paid under any of the Company Contracts or any such other contract or agreement, (ii) to the knowledge of the Company, no threat of cancellation or termination of any Company Contract, or (iii) no written or oral modification or amendment or reasonably expected change to any Company Contract, except as specifically described in Section 3.11(a) of the Company Disclosure Schedule.


SECTION 3.12.  Employee Benefit Plans; Labor Matters.



          (a) Section 3.12(a) of the Company Disclosure Schedule lists each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), applicable to employees of the Company to which the Company has contributed or under which the Company has any material liability (the "Company Benefit Plans"). The Company has delivered to Acquiror a true and correct copy of (i) the three most recent annual reports (Form 5500 series) filed with the United States Internal Revenue Service (the "IRS") with respect to each Company Benefit Plan,
(ii) each such Company Benefit Plan document, (iii) each trust agreement or other funding vehicle relating to each such Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, and (v) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan qualified under
Section 401(a) of the Code.

          (b) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule: (i) the terms of, and benefits provided under, the Company Benefit Plans have not been changed since December 1, 1992, except as required by Law or by the terms of the Company Benefit Plans as in effect on December 1, 1992;
(ii) none of the Company Benefit Plans is a multiemployer pension plan as defined in Section 3(37) of ERISA; (iii) none of the Company Benefit Plans promises or provides for medical or life insurance benefits to any person after termination of employment other than as required by Sections 601 through 608 of ERISA;
(iv) as to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, the Company has received a favorable determination letter from the IRS to the effect that such Company Benefit Plan is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Company Benefit Plan; (v) no plan or arrangement of the Company (including the Company Benefit Plans) in effect on the date hereof provides, separately or in the aggregate, for any payment that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, or for which the Company would not be entitled to a deduction under the Code, assuming closing of the transactions contemplated by this Agreement; (vi) each Company Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of applicable Law and has been funded, or adequately reserved or provided for in the Audited Statements, with respect to all accrued benefits thereunder; (vii) except for the payment of benefits provided for under the terms of the Company Benefit Plans, the Company has not incurred, and does not reasonably expect to incur, any material liability under the terms of such Company Benefit Plans or any other applicable Law; and
(viii) none of the Company Benefit Plans is subject to Title IV of ERISA, and the Company has not incurred, and does not reasonably expect to incur, any direct or indirect liability under or by operation of Title IV of ERISA.

          (c) Section 3.12 (c) of the Company Disclosure Schedule lists, as of the date of this Agreement, all collective bargaining or other labor union contracts to which the Company is a party or by which it is bound that are applicable to persons employed by the Company. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company which may interfere with the business activities of the Company. To the Company's knowledge, neither the Company nor its representatives or employees has committed any unfair labor practices (as defined in 29 U.S.C. Section 158(a)) in connection with the operation of the business of the Company, and there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company by the National Labor Relations
Board or any comparable state agency.


SECTION 3.13.  Taxes.



          (a)  (i)   All Returns (as defined below) in respect of
Taxes (as defined below) required to be filed by or on behalf of the Company prior to the date hereof and any state Tax return that includes the Company on a consolidated, combined or unitary basis have been timely filed, and no extension of time within which to file any such Return has been requested, which Return has not since been filed; (ii) all Taxes required to be shown on such Returns or otherwise due or payable by the Company prior to the date of this Agreement have been timely paid and all payments of estimated Taxes required to be made by or on behalf of the Company under Section 6655 of the Code or any comparable provision of state, local or foreign law prior to the date of this Agreement for the current taxable years of the Company have been made; (iii) all such Returns are true, correct and complete;
(iv) no adjustment relating to any of such Returns has been proposed in writing by any Tax authority and, to the Company's knowledge, no basis exists for any such adjustment; (v) there are no outstanding subpoenas with respect to any Returns of the Company or the Taxes reflected on such Returns; (vi) there are no pending or threatened actions or proceedings for the assessment or collection of Taxes against the Company or, to the Company's knowledge, any corporation that was included in the filing of a Return with the Company on a consolidated, combined or unitary basis with respect to any period for which such corporation was so included; (vii) the Company does not have and never has had any subsidiaries or other corporate affiliates; (viii) no consent under Section 341(f) of the Code has been filed with respect to the Company; (ix) there are no Tax liens on any assets of the Company other than liens for Taxes not yet due or payable or which the Company is contesting in good faith through appropriate proceedings which are disclosed in Section 3.13(a) of the Company Disclosure Schedule; (x) neither the Company nor any affiliate of the Company is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code; (xi) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired; (xii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xiii) the Company does not owe any amount pursuant to any Tax sharing agreement or arrangement, and the Company will not have any liability after the date hereof in respect of any Tax sharing agreement or arrangement executed or agreed to prior to the date hereof with respect to any company that has been sold or disposed of by the Company, whether any such agreement or arrangement is written or unwritten; (xiv) all Taxes required to be withheld, collected or deposited by the Company have been timely withheld, collected or deposited and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority; (xv) any adjustment of Taxes of the Company made by the IRS that is required to be reported to any state, local or foreign Tax authority timely has been so reported; and (xvi) the books and records of the Company reflect reserves that are adequate for the payment of all Taxes not yet due and payable that are properly accruable thereon as of the date hereof (including Taxes being contested), and there is no difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for federal income tax purposes.

          (b) (i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject;
(ii) the Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (iii) the Company has not had any income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending at or prior to the Closing which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction involving in excess of $50,000 in any case); and (iv) there are no written requests for rulings currently outstanding that could affect the Taxes of the Company, or any similar matters pending with respect to any Tax authority.

          (c) (i) Section 3.13(c) of the Company Disclosure Schedule lists all income, franchise and similar Returns (federal, state, local and foreign) filed on behalf of the Company for taxable periods ended on or after January 1, 1989, indicates the most recent income, franchise or similar Return for each relevant jurisdiction for which an audit has been completed and indicates all Returns that currently are the subject of audit; (ii) the Company has made available and, when requested, has delivered to Acquiror correct and complete copies of all federal, state and foreign income, franchise, sales and use, and real and personal property Tax Returns and made available all other Returns, elections relating to Taxes of the Company, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1989;
(iii) the Company has delivered to Acquiror a true and complete copy of any Tax sharing or allocation agreement or arrangement to which the Company is a party and a true and complete description of any such agreement or arrangement that is unwritten or informal; (iv) Section 3.13(c) of the Company Disclosure Schedule sets forth information with respect to the Company as of the most recent practicable date (and, in each case, specifying such date) regarding the aggregate tax basis of the Company in its assets.

          (d) For purposes of this Agreement, "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, and other governmental assessments and impositions of a similar kind, payable to any federal, state, local or foreign governmental taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and
(iii) interest, penalties and additions to tax imposed with respect thereto; and "Returns" shall mean any and all returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Entity or Tax authority or agency, whether domestic or foreign, including without limitation, consolidated, combined and unitary tax returns.


SECTION 3.14.  FDA and Other Regulatory Compliance.



Schedule 3.14 of the Company Disclosure Schedule sets forth a complete and accurate list, referencing relevant records and documents, for the last five years, of (a) all Food and Drug Administration ("FDA") and any other Governmental Entity inspector lists of observations or similar documents made at inspections, including, but not limited to, Form(s) FDA-483, with respect to the Company; (b) Regulatory or Warning Letters, Notices of Adverse Findings or Section 305 notices issued by the Food and Drug Administration or any similar letters or notices issued by any other Governmental Entity to the Company; (c) all United States Pharmacopoeia product problem reporting program complaints or reports and MedWatch FDA forms 3500, device experience network complaints received by the Company and Medical Device Reports ("MDRs") filed by the Company; (d) all product recalls and safety alerts conducted by or issued to the Company;
(e) any civil penalty actions begun by FDA or any other Governmental Entity against the Company and known about by the Company; and (f) all 510(k) substantial equivalence letters or premarket approval ("PMA") letters (hereinafter jointly referred to as "approvals") for devices sold by the Company and all assurances, written and/or oral, that any modifications to devices subject to such 510(k)s or PMAs remain covered by such FDA and any other Governmental Entity approvals. The Company has delivered to Acquiror copies of all documents referred to in
Section 3.14 of the Company Disclosure Schedule. The Company has obtained all consents, approvals, certifications, authorizations and permits of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all FDA laws, rules and regulations, and all corresponding state and, to the Company's knowledge, foreign laws, rules and regulations applicable to the Company and relating to its medical device business. To the Company's knowledge, the Company is in compliance with all FDA laws, rules and regulations, and all corresponding state and, to the Company's knowledge, foreign laws, rules and regulations (including Good Manufacturing Practices) relating to medical device manufacturers and distributors or otherwise applicable to the Company's business and the Company has no reason to believe that any of its consents, approvals, authorizations, registrations, certifications, permits, filings or notifications which it has received or made to operate its business have been or are being revoked or questioned. To the Company's knowledge, there is no investigation or inquiry pending or threatened relating to the operation of the Company's business and its compliance with applicable Laws relating to its medical device business.


SECTION 3.15.  Customers.



To the Company's knowledge, the relationships of the Company with its customers are good commercial working relationships. During the 12 months prior to the date of this Agreement, no customer of the Company which accounted for in excess of $50,000 of the revenues of the Company during such 12 months has canceled or otherwise terminated its relationship with the Company.


SECTION 3.16.  Certain Business Practices and Regulations.



Neither the Company, nor any of its officers, directors, or to the Company's knowledge, its shareholders, employees or agents has (i) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any Law, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its books and records for any reason,
(iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state or local public office in violation under any Law, or (iv) engaged in any activity constituting fraud or abuse under the Laws relating to healthcare, insurance or the regulation of professional corporations. In addition, to the Company's knowledge, it has (a) complied in all material respects with all applicable Laws relating to employee and civil rights and relating to employment opportunities and (b) filed in a timely manner all reports and documents required to be filed with Governmental Entities (and the information contained therein was correct and complete in all material respects) under applicable Law.


SECTION 3.17.  Insurance.



Section 3.17 of the Company Disclosure Schedule lists all policies of title, asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by the Company. All such policies: (a) are with insurance companies reasonably believed by the Company to be financially sound and reputable; (b) are, to the Company's knowledge, in full force and effect; (c) are sufficient for compliance by the Company with all requirements of law and of all material agreements to which the Company is a party; (d) are, to the Company's knowledge, valid and outstanding policies enforceable against the insurer; (e) insure against risks of the kind customarily insured against by companies engaged in similar businesses and provide adequate insurance coverage for the businesses and assets of the Company; and (f) provide that they will remain in full force and effect through the respective dates set forth in Section 3.17 of the Company Disclosure Schedule.


SECTION 3.18.  Potential Conflicts of Interest.



None of the officers or directors of the Company, or any entity controlled by any of the foregoing or any member of the immediate family of any of the foregoing and, with respect to subparagraphs
(b), (c), (d), (e) and (f), none of the other employees of the Company with salaries in excess of $60,000 and/or a member of their immediate families:


          (a) owns, directly or indirectly, any interest in (except for stock holdings not in excess of two percent (2%) held solely for investment purposes in securities which are listed on a national securities exchange or which are regularly traded in the over-the-counter market), or is an owner, sole proprietor, stockholder, partner, director, officer, employee, provider, consultant or agent of any person which is a competitor, lessor, lessee or customer of, or supplier of goods or services to, the Company, except where the value to such individual of any such arrangement with the Company has been less than $10,000 in the last 12 months;


          (b) owns directly or indirectly, in whole or in part, any real property, leasehold interests, tangible property or intangible property with a fair market value of $10,000 or more which the Company currently uses in its business;

          (c) to the Company's knowledge, has any cause of action or other suit, action or claim whatsoever against, or owes any amount to the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Company Benefit Plans and similar matters; or

          (d) has sold to, or purchased from, the Company any assets or property for consideration in excess of $10,000 in the aggregate since January 1, 1990;

          (e) is a party to any contract or participates in any arrangement, written or oral, pursuant to which the Company provides office space to any such individual or entity, or provides services of any nature to any such individual or entity, except where such individual is an employee of the Company, in each case, where the amount involved has been greater than $10,000 in the last 12 months or is reasonably expected to be greater than $10,000 in the 12 months following the date hereof;
     or


          (f) has, since January 1, 1990, engaged in any other material transaction with the Company (other than in connection with such person's employment relationship, if any).


As used in this Section 3.18, a person's immediate family shall mean such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.


SECTION 3.19.  Accounting and Tax Matters.



          (a) At least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will be held by the Company at the Effective Time. For the purpose of determining the percentage of the Company's net and gross assets held by the Company at the Effective Time, the following assets will be treated as property held by the Company immediately prior to but not at the Effective
Time: (i) assets disposed of by the Company prior to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with the Acquiror regarding the Merger (the "Pre-Merger Period")),
(ii) assets used by the Company to pay shareholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger and (iii) assets used to make distributions, redemptions or other payments in respect of the Company Common Stock or Company Preferred Stock or rights to acquire such stock (including payments treated as such for tax purposes but excluding regular, normal dividends) that are made in contemplation of the Merger or related thereto.

          (b) The Company has no knowledge of, and believes that there does not exist, any plan or intention on the part of the Company's shareholders (a "Plan") to engage in a sale, exchange, transfer, distribution (including, without limitation, a distribution by a partnership to its partners or by a corporation to its shareholders), pledge, disposition or any other transaction which results in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of a number of shares of Acquiror Common Stock to be issued to such shareholders in the Merger, which would reduce the Company's shareholders' ownership of Acquiror Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of Company Common Stock. For purposes of this paragraph, shares of Company Common Stock (i) with respect to which a Company Shareholder receives consideration in the Merger other than Acquiror Common Stock (including, without limitation, cash received pursuant to the exercise of dissenters' rights or in lieu of fractional shares of Acquiror Common Stock) and/or
(ii) shares of Company Common Stock or Company Preferred Stock with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered shares of outstanding Company Common Stock exchanged for Acquiror Common Stock in the Merger and then disposed of pursuant to a Plan.

          (c)  No shares of Company Common Stock or Company
Preferred Stock have been owned during the past five years by Acquiror.

          (d) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (e) As of the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

          (f) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section
368(a)(3)(A) of the Code.

          (g) The Company has not taken or agreed to take any action that would prevent the transactions contemplated by this Agreement from being effected as a pooling of interests.


SECTION 3.20.  Receivables; Inventories.



The accounts receivable of the Company shown on the Audited Balance Sheets or thereafter acquired by the Company, have been collected or are collectible in amounts not less than the amounts thereof carried on the books of the Company, without right of recourse, defense, deduction, counterclaim, offset or setoff on the part of the obligor, and can reasonably be expected to be collected within 120 days of the date incurred, except for an allowance of $36,000 for doubtful accounts plus an additional $25,000. Except as set forth in Section 3.20 of the Company Disclosure Schedule, the accounts receivable of the Company acquired after November 30, 1993 have been collected or are collectible in amounts not less than the face amount thereof less an allowance of $36,000 for doubtful accounts plus an additional $25,000, without right of recourse, defense, deduction, counterclaim, offset or setoff on the part of the obligor, and can reasonably be expected to be collected within 120 days of the date incurred. The inventories reflected in the Financial Statements and those inventories held by the Company on the date hereof are in good, merchantable and usable condition and have been reflected in the Financial Statements at the lower of cost or market, in accordance with GAAP, and include no obsolete or discontinued items, except to the extent reserved against in the Financial Statements or except as disclosed in Section 3.20 of the Company Disclosure Schedule.


SECTION 3.21.  Real Property; Leases.



          (a) Section 3.21(a) of the Company Disclosure Schedule lists all of the Real Property (as defined below) currently used by the Company and its officers and directors in the course of the Company's business, and all such Real Property is suitable and adequate for the uses for which it is currently devoted. The Company does not own any Real Property except to the extent that its leasehold interests constitute ownership.

          (b) To the Company's knowledge, all buildings, structures, fixtures and other improvements on the Real Property are in good repair, free of defects (latent or patent), and fit for the uses to which they are currently devoted. To the Company's knowledge, all such buildings, structures, fixtures and improvements on the Real Property conform to all Laws. To the Company's knowledge, the buildings, structures, fixtures and improvements on each parcel of the Real Property lie entirely within the boundaries of such parcel of the Real Property as set forth in Section 3.21(a) of the Company Disclosure Schedule, and no structures of any kind encroach on the Real Property.

          (c)  To the Company's knowledge, none of the Real
Property is subject to any Other Agreement (as defined below) or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting the Company's right to use it.

          (d) To the Company's knowledge, no portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and the Company has no knowledge that any of the foregoing are, or will be, the subject of, or affected by, any such proceeding.

          (e) The Real Property has direct and unobstructed access to adequate electric, gas, water, sewer and telephone lines, and public streets, all of which are adequate for the uses to which the Real Property is currently devoted.

          (f) Section 3.21(f) of the Company Disclosure Schedule lists and briefly describes all leases and Other Agreements under which the Company is lessee or lessor of any Asset (as defined below), or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company is held, operated or managed by a third party. The Company is the owner and holder of all the leasehold estates purported to be granted by the Documents (as defined below) described in the Company Disclosure Schedule to it and is the owner of all equipment, machinery and other Assets thereon or in buildings and structures thereon, in each case free and clear of all Encumbrances (as defined below). Each such lease and Other Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and there are no outstanding disputes thereunder. The Company has in all material respects performed all obligations thereunder required to be performed by it to date. To the Company's knowledge, no party is in default in any material respect under any of the foregoing, and, to the Company's knowledge, there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. All of the Assets subject to such leases are in good operating condition and repair, normal wear and tear excepted.

          (g) "Real Property" means the real property owned or used by the Company as of November 30, 1993, and any additional real property owned or used since that date and set forth on
Section 3.21(a) of the Company Disclosure Schedule; "Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Other Agreement, claim or equity of any kind; "Other Agreements" means any concurrence of understanding and intention between two or more persons (or entities) with respect to their relative rights and/or obligations or with respect to a thing done or to be done (whether or not conditional, executory, express, implied, in writing or meeting the requirements of contract), including, without limitation, contracts, leases, promissory notes, covenants, easements, rights of way, covenants, commitments, arrangements and understandings; "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property; and "Documents" means any paper or other material (including, without limitation, computer storage media) on which is recorded (by letters, numbers or other marks) information that may be used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, Other Agreements, insurance policies, reports, studies, financial statements (including, without limitation, the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.


SECTION 3.22.  Books and Records.



The books of account, stock records, minute books and other records of the Company are complete and correct and have been maintained in accordance with good business practices, and the matters contained therein are appropriately and accurately reflected in the Financial Statements.


SECTION 3.23.  Title to Assets.



Except as otherwise noted in Section 3.23 of the Company Disclosure Schedule, the Company is the sole owner of and has, and at the Effective Time will have, good title to all of its assets, free and clear of all liens, mortgages, security interests, encumbrances, restrictions, agreements, defects or equities of any kind. All material tangible assets of the Company are in good operating condition and repair, normal wear and tear excepted.


SECTION 3.24.  No Infringement or Contest.



Section 3.24 of the Company Disclosure Schedule (i) identifies each fictitious business name, trademark, service mark, trade name, copyright and all registrations and applications for any of the foregoing owned or used by the Company; (ii) lists each patent, invention, industrial model, process, design and all registrations and applications for any of the foregoing owned or used by the Company; and (iii) lists all contracts and other agreements to which the Company is a party, either as licensee or licensor, for each such item of intangible personal property.
Using its best efforts, the Company has delivered to Acquiror a list of all trade secrets of the Company and certain related information. None of the Company's affiliates, including any of its shareholders, has any interest in, owns, possesses or otherwise holds in any manner any patent, invention, industrial model, process, design, registration, application, know-how, or other technical data, trade secret or other business information used by the Company. To the Company's knowledge, all patents, copyrights, trademarks, state, federal and foreign registrations and applications, and other rights and property listed in
Section 3.24 of the Company Disclosure Schedule are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within ninety (90) days after the date hereof. The Company owns or has the irrevocable right to use all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, trade dress, labels and logos developed or used in connection with the business now operated by it. The Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets. To the Company's knowledge, all trade secrets of the Company are presently valid and protectible, and are not part of the public knowledge or literature, nor to the knowledge of the Company have they been used, divulged, or appropriated for the benefit of any person other than the Company or to the detriment of the Company. The Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing, and there is no claim, action, suit or proceeding pending or, to the knowledge of the Company, threatened or reasonably anticipated against the Company with respect thereto. Except as set forth in
Section 3.24 of the Company Disclosure Schedule, the Company is not required to pay any royalty to anyone with respect to any such patent, patent right, license, invention, copyright, know-how, trademark, service mark, trade name, trade dress, label or logo owned or used by the Company. The Company irrevocably possesses the right to use all such trademarks, service marks, trade names, trade dress, labels and logos necessary for the conduct of its business and, to the Company's knowledge, such use has not and will not conflict with, infringe upon, or violate any patent or other proprietary right of any other person, and the Company has not infringed or is not now infringing any proprietary rights belonging to any other person.


SECTION 3.25.  Board Recommendation.



     At a meeting duly called and held in compliance with California Law, the Board of Directors of the Company has adopted by unanimous vote a resolution (i) determining that the Merger is fair to the holders of Company Common Stock and Company Preferred Stock and is in the best interests of such Company Shareholders and (ii) approving and adopting this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby and recommending approval and adoption of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the shareholders of the Company.


SECTION 3.26.  Vote Required.



The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the holders of a majority of the outstanding shares of Company Preferred Stock are the only votes of the holders of any class or series of capital stock of the Company necessary to approve the transactions contemplated under this Agreement and the Agreement of Merger.


SECTION 3.27.  Banks; Attorneys-in-fact.



Section 3.27 of the Company Disclosure Schedule sets forth a complete list showing the name of each bank or other financial institution in which the Company has accounts (including a description of the names of all persons authorized to draw thereon or to have access thereto). Such list also shows the name of each person holding a power of attorney from the Company and a brief description thereof.


SECTION 3.28.  Affiliate Agreements.



In accordance with Section 8.07, the officers, directors and certain shareholders of the Company specified in Section 3.28 of the Company Disclosure Schedule ("Company Affiliates") have agreed to execute and deliver the affiliate agreements in substantially the form attached hereto as Exhibit C (the "Affiliate Agreements") and each such Affiliate Agreement, when so executed and delivered, will, to the knowledge of the Company, constitute a legal, valid and binding obligation of the respective Company Affiliate who is a party thereto, enforceable against such Company Affiliate in accordance with its terms. Except as set forth in Section 3.28 of the Company Disclosure Schedule, there are no affiliates of the Company as of the date hereof as that term is used in Securities and Exchange Commission (the "SEC") Accounting Series Release Nos. 130 and 135 and SEC Rule 145.


SECTION 3.29.  Brokers.



No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.


SECTION 3.30.  Environmental Matters.



          (a) The Company has complied and is in compliance with, and the Real Property and all improvements thereon during the Company's occupation of the Real Property are in compliance with, all Environmental Laws (as defined below), except where the failure to comply would not have an Environmental Adverse Effect (as defined below).

          (b) There are no pending or, to the Company's knowledge, threatened actions, suits, claims, legal proceedings or other proceedings based on, and neither the Company, nor any officer, director or, to the Company's knowledge, any Company Shareholder has directly or indirectly received any formal or informal notice of, any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any governmental authority or any other person or entity or knows of any incidents which are reasonably likely to form the basis for any such actions or notices arising out of or attributable to: (i) the current or past presence at any part of the Real Property of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release by the Company into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions;
(iii) the off-site treatment or disposal of Hazardous Materials by or for the Company, its businesses or Assets; (iv) any facility operations, procedures or designs of the Company which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Real Property during the Company's occupation thereof or otherwise arising from the Company's activities involving Hazardous Materials, in each case other than those which would not have an Environmental Adverse Effect.

          (c) The Company has been duly issued, and currently has and will maintain through the Effective Time, all permits, licenses, certificates and approvals required under any Environmental Law. A true and complete list of such permits, licenses, certificates and approvals, all of which are, to the knowledge of the Company, valid and in full force and effect, is set out in Section 3.30(c) of the Company Disclosure Schedule. Except in accordance with such permits, licenses, certificates and approvals, there has been no discharge by the Company of any other material regulated by such permits, licenses, certificates or approvals, nor any other Hazardous Discharge (as defined below).

          (d) To the Company's knowledge, the Real Property contains no underground storage tanks, or underground piping associated with such tanks, used currently or in the past for the storage, throughput or other management of Hazardous Materials.

          (e) The Company has furnished to Acquiror accurate and complete information in the Company's possession pertaining to the operations of the Company and compliance with Environmental
Laws by the Company.

          (f) The Company will promptly furnish to Acquiror written notice of any Hazardous Discharge or of any actions or notices described in Section 3.30(b) occurring after the date hereof and prior to the Effective Time which are not disclosed on the Company Disclosure Schedule.

          (g) To the Company's knowledge, neither PCBs (as defined below) nor asbestos-containing materials are present on or in the Real Property.

          (h) "Environmental Laws" means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any regulations or orders promulgated pursuant to such Laws previously in effect or in effect at the Effective Time, relating to the protection of human health or the environment, to noise control, or to the generation, production, use, storage, treatment, transportation, disposal, release, spilling, leaking, discharging or emitting of Hazardous Materials; "Environmental Adverse Effect" means any situation involving compliance and/or non-compliance with Environmental Laws that, individually or when taken with all other such situations, could result in any losses, costs, damages, liabilities, expenses or payments by the Company (before the Effective Time) or by the Surviving Corporation (after the Effective Time) in connection with the remediation of any such situation and/or any fines, taxes, assessments, fees, penalties, losses, costs, damages, liabilities, expenses or other payments related thereto in excess of $50,000; "Hazardous Materials" means any wastes, substances or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants or contaminants, including, without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws, and includes PCBs, asbestos, lead-based paints, and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof);
"Hazardous Discharge" means any emission, spill, release or discharge (whether on Real Property, on property adjacent to the Real Property, or at any other location or disposal site) into or upon the air, soil or improvements, surface water or ground water, or the sewer, septic system, or waste treatment, storage or disposal systems servicing the Real Property, in each case of Hazardous Materials used, stored, generated, treated or disposed of at the Real Property; and "PCBs" means polychlorinated biphenyls.


SECTION 3.31.  Disclosure.



          (a) None of the information supplied by the Company expressly for inclusion (and so included or relied on for information included) in (i) the Registration Statement (as defined in Section 8.01(a)) and (ii) the Proxy Statement (as defined in Section 8.01(a)), at the respective times that (i) the Registration Statement is filed with the SEC, (ii) the Registration Statement becomes effective, (iii) the Proxy Statement is mailed and (iv) any meeting of shareholders (and any adjournment thereof) is held to consider, or written consents are effective with respect to approval of, the transactions contemplated by this Agreement, shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b) All facts of material importance to the business and prospects of the Company have been fully and truthfully disc-losed to Acquiror in this Agreement. No representation or warranty by the Company, and no document, statement, certificate, schedule or exhibit furnished or to be furnished to Acquiror pursuant to this Agreement or otherwise in connection therewith, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company has previously provided to the Acquiror its current business plan, which was prepared in good faith and on the basis of reasonable assumptions, which have been fully disclosed to Acquiror, and, to the Company's knowledge, no events or circumstances have occurred that would lead the Company and its officers and directors to believe that any changes are required in the assumptions underlying such business plan.


SECTION 3.32.  Company Shareholders.



Except as set forth in Section 3.32 of the Company Disclosure
Schedule, all holders of Company Common Stock and Company
Preferred Stock are residents of the State of California.


                    ARTICLE IV


        REPRESENTATIONS AND WARRANTIES
         OF THE COMPANY SHAREHOLDERS


Except as set forth in the Company Disclosure Schedule delivered to Acquiror by the Company prior to the execution and delivery of this Agreement, which shall identify exceptions by specific Section references, each of the Company Shareholders hereby severally but not jointly represent and warrant to the Acquiror and Acquiror Sub that to such Company Shareholder's knowledge, no representation or warranty by the Company, and no document, statement, certificate, schedule or exhibit furnished or to be furnished to Acquiror pursuant to this Agreement or otherwise in connection therewith, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein not misleading.


                    ARTICLE V


        REPRESENTATIONS AND WARRANTIES OF
           THE SCHEDULE 2 SHAREHOLDERS


Except as set forth in the Company Disclosure Schedule delivered to Acquiror by the Company prior to the execution and delivery of this Agreement, which shall identify exceptions by specific Section references, those shareholders of the Company named on
Schedule 2 hereto (the "Schedule 2 Shareholders") hereby severally but not jointly represent and warrant to Acquiror and Acquiror Sub that the representations and warranties contained in Sections 3.07, 3.08, 3.22, 3.31(a) and the first and third sentences of Section 3.31(b) are true and correct.


                    ARTICLE VI


         REPRESENTATIONS AND WARRANTIES
          OF ACQUIROR AND ACQUIROR SUB


Except as set forth in the Disclosure Schedule delivered by Acquiror and Acquiror Sub to the Company prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule"), which shall identify exceptions by specific Section references, Acquiror and Acquiror Sub hereby jointly and severally represent and warrant to the Company as follows:


SECTION 6.01.  Organization and Qualification; Subsidiaries.



Each of Acquiror, Acquiror Sub and Acquiror's Significant Subsidiaries (as defined in Section 11.04(h)) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and each of Acquiror and its Significant Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to do so would not have an Acquiror Material Adverse Effect. The term "Acquiror Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is or is reasonably likely to be materially adverse to the financial condition, business or results of operations of Acquiror and its subsidiaries, taken as a whole.


SECTION 6.02.  Articles of Incorporation and By-Laws.



Acquiror has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of each of Acquiror and Acquiror Sub.
Neither Acquiror nor Acquiror Sub is in violation of any of the provisions of its Articles of Incorporation or By-Laws.


SECTION 6.03.  Authority.



Each of Acquiror and Acquiror Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and Acquiror Sub, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and, assuming the due authorization, execution and delivery by the Company and the Company Shareholders, constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity (whether considered in a proceeding in equity or at law).


SECTION 6.04.  No Conflict; Required Filings and Consents.



          (a) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub shall not, (i) conflict with or violate the Articles of Incorporation or By-Laws or equivalent organizational documents of Acquiror, Acquiror Sub or any of Acquiror's Significant Subsidiaries, (ii) subject to
(x) obtaining the consents, approvals, authorizations and permits of, and making filings or notifications to, any Governmental Entities pursuant to the applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the NASD, the HSR Act and the filing and recordation of appropriate merger documents as required by California Law and (y) obtaining the consents, approvals, authorizations or permits described in
Section 6.04(b) of the Acquiror Disclosure Schedule, conflict with or violate any Laws applicable to Acquiror, Acquiror Sub or any of Acquiror's Significant Subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Acquiror, Acquiror Sub or any of Acquiror's Significant Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror, Acquiror Sub or any of Acquiror's Significant Subsidiaries is a party or by which Acquiror, Acquiror Sub or any of Acquiror's Significant Subsidiaries or any of their respective properties is bound or affected, except for any such conflicts or violations described in clause (ii) or any breaches or defaults described in clause
(iii) that would not have an Acquiror Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the NASD, the HSR Act, the consents, approvals, authorizations or permits described in Section 6.04(b) of the Acquiror Disclosure Schedule and the filing and recordation of appropriate merger documents as required by California Law or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not adversely affect the ability of Acquiror to consummate, or prevent or delay the consummation of, the transactions contemplated by this Agreement.


SECTION 6.05.  Absence of Litigation.



          (a) There is no claim, action, suit, litigation, proceeding, arbitration, or, to the knowledge of Acquiror, investigation of any kind to which Acquiror or any of its Significant Subsidiaries are a party, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Acquiror, threatened, except for claims, suits, litigations, proceedings, arbitrations or investigations which individually or in the aggregate cannot reasonably be expected to have an Acquiror Material Adverse Effect; and (b) neither Acquiror nor any of its Significant Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which are not reasonably expected to have an Acquiror Material Adverse Effect.


SECTION 6.06.  Ownership of Acquiror Sub; No Prior Activities.



          (a) Acquiror Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

          (b) As of the Effective Time, all of the outstanding capital stock of Acquiror Sub will be owned directly by Acquiror. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Acquiror Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Acquiror Sub or obligating Acquiror Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Acquiror Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Acquiror Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Acquiror Sub.

          (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Acquiror Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.


SECTION 6.07.  Brokers.



No broker or finder (other than Grayson & Co.) or investment banker (other than Cowen & Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.


SECTION 6.08.  SEC Reports.



Acquiror has filed all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1991 by Acquiror, including, without limitation, (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of shareholders (whether annual or special), (D) all reports on Form 8-K, (E) all other reports or registration statements and (F) all amendments and supplements to all such reports and registration statements (collectively, the "Acquiror SEC Reports"). As of their respective filing dates the Acquiror SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act. To the Acquiror's knowledge, the Acquiror SEC Reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.


SECTION 6.09.  Acquiror Common Stock.



Acquiror Common Stock, when issued and delivered to the shareholders of the Company pursuant to the Merger, will be duly authorized, validly issued, fully paid and non-assessable.


SECTION 6.10.  Taxes.



          (a) Acquiror has no present plan or intention following the Effective Time to cause the Company to issue additional shares of stock that would result in Acquiror losing control of the Company within the meaning of Section 368(c)(1) of the Code.

          (b) Acquiror has no present plan or intention following the Effective Time to reacquire any shares of Acquiror
Common Stock issued in the Merger.

          (c) Acquiror has no present plan or intention following the Effective Time to liquidate the Company, merge the Company with or into another corporation, sell or otherwise dispose of the stock of the Company (except for transfers of stock to corporations controlled by Acquiror) or cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired by it from Acquiror Sub, except for dispositions made in the ordinary course of business or transfers of assets to corporations controlled by the Company.

          (d) Acquiror and Acquiror Sub are not investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.


                    ARTICLE VII


   COVENANTS RELATING TO CONDUCT OF BUSINESS


SECTION 7.01.  Affirmative Covenants.



The Company hereby covenants and agrees that, from the date of this Agreement until the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company will:

          (a) operate its business only in the usual and ordinary course consistent with past practice;

          (b) use its best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain the relationships with its customers and suppliers; and

          (c) use its best efforts to keep in full force and effect liability and other insurance and bonds comparable in amount and scope of coverage to that currently maintained.


SECTION 7.02.  Negative Covenants of the Company.



Except as expressly contemplated by this Agreement, as set forth in Section 7.02 of the Company Disclosure Schedule or otherwise consented to in writing by Acquiror, from the date of this Agreement until the Effective Time the Company shall not do any of the following:

          (a) (i) increase the compensation payable or to become payable to any director, officer or employee, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees of the Company who are not directors or officers of the Company; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company or as required under an existing agreement listed in Section 7.02 of the Company Disclosure Schedule in effect on the date of this Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee of the Company; or (iii) establish, adopt, enter into or amend any employee benefit plan or arrangement, except as may be required to comply with applicable Law;

          (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

          (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms);

          (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding options or warrants in accordance with their terms), or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

          (e) except as contemplated by agreements, arrangements or letters of intent which have been identified in Section
     7.02 of the Company Disclosure Schedule, acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

          (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions in the ordinary course of business and consistent with past practice;

          (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or enter into discussions or furnish any information or negotiate with any person or entity or otherwise cooperate in any way in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the officers, employees, agents, representatives or directors of the Company to take any such action, and the Company shall direct and instruct and use its best efforts to cause the directors, officers, employees, agents and representatives of the Company (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company) not to take any such action, and the Company shall promptly notify Acquiror if any such inquiries or proposals are received by the Company or any of its or their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants or other representatives, and the Company shall promptly inform Acquiror as to the material terms of such inquiry or proposal and, if in writing, promptly deliver or cause to be delivered to Acquiror a copy of such inquiry or proposal, and the Company shall keep Acquiror informed, on a current basis, of the nature of any such inquiries and the status and terms of any such proposals; provided, however, that nothing contained in this subsection (g) shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction (a "Bona Fide Proposal"), if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with and based upon the written advice of independent legal counsel (a copy of which is furnished to Acquiror), determines in good faith that the Bona Fide Proposal is financially superior to the Merger, is otherwise in the best interests of the shareholders of the Company and is reasonably financeable and that accordingly such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by California Law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, (C) prior to furnishing such information to such person or entity, the Company receives from such person or entity an executed confidentiality agreement with terms no less favorable to the Company than those contained in the nondisclosure agreement, dated October 22, 1993, between Acquiror and the Company (the "Confidentiality Agreement") and (D) the Company keeps Acquiror informed, on a current basis, of the status of any such discussions or negotiations; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of the assets of the Company or issuance of ten percent or more of the outstanding voting securities of the Company in a single transaction or series of transactions; (iii) any tender offer or exchange offer for ten percent or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith;
     (iv) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (v) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, ten percent or more of the then outstanding shares of capital stock of the Company; or (vi) any agreement to, or public announcement by the Company or any other person of a proposal, plan or intention to, do any of the foregoing;

          (h)  adopt any amendments to its Articles of
     Incorporation or By-Laws;

          (i) (A) change any of its methods of accounting in effect at November 30, 1993 or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending November 30, 1992, except in either case as may be required by Law, the IRS or generally accepted accounting principles;

          (j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except for additional borrowings made with the prior written consent of Acquiror;

          (k) take any action or fail to take any action which could reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect after the Effective Time, or that could reasonably be expected to adversely effect the ability of the Company prior to the Effective Time, or Acquiror or any of its subsidiaries after the Effective Time, to obtain consents of third parties or approvals of Governmental Entities required to consummate the transactions contemplated in this Agreement; or

          (l) agree in writing or otherwise to do any of the foregoing.


SECTION 7.03.  Negative Covenants of Acquiror.




Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, Acquiror shall not do, and shall not permit any of its subsidiaries to do, any of the following:

          (a) amend any of the material terms or provisions of Acquiror's securities, except for any such amendments which affect equally all shares of Acquiror Common Stock;

          (b) knowingly take any action which would result in a failure to maintain the trading of Acquiror Common Stock on NASDAQ/NMS without causing such stock to be listed for trading on a national securities exchange at or prior to the termination of its trading on NASDAQ/NMS;

          (c) agree in writing or otherwise to do any of the foregoing.


SECTION 7.04.  Access and Information.



         (a) For so long as this Agreement is in effect, the Company and Acquiror shall (and shall cause their respective subsidiaries to) afford to each other and their respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours to all information concerning the business, properties, contracts, records and personnel of the Company or Acquiror, as the case may be, or their respective subsidiaries as such other party may reasonably request.


         (b) The parties and their respective officers, employees, accountants, consultants, legal counsel and other representatives will comply with all of their respective obligations under the Confidentiality Agreement.


                    ARTICLE VIII


               ADDITIONAL AGREEMENTS


SECTION 8.01.  Registration Statement; Proxy Statement.


          (a) As promptly as practicable after the execution of this Agreement, Acquiror shall prepare and file with the SEC a registration statement on Form S-4 (the registration statement together with the amendments thereto being the "Registration Statement"), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of the Acquiror Common Stock, the vote of the Company's shareholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, being the "Proxy Statement") and the other transactions contemplated by this Agreement. Each of Acquiror and the Company will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Acquiror Common Stock in the Merger. Each of Acquiror and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its shareholders. The Proxy Statement shall include the recommendation of the Company's Board of Directors to shareholders to vote in favor of the Merger unless otherwise required by the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the written advice of independent legal counsel under the circumstances described in the proviso in Section 7.02(g).

          (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Shareholders' Meeting") shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (c) The information supplied by Acquiror for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Acquiror for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders' Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Acquiror or any of its respective affiliates, or its or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror shall promptly inform the Company. All documents that Acquiror is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (d) The Company and Acquiror each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws) in any registration statement or proxy statement prepared by the Company or the Acquiror, (ii) agrees to use its best efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in such registration statement or proxy statement; and (iii) agrees to cooperate, and agrees to use its best efforts to cause its subsidiaries and affiliates to cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in any such registration statement or proxy statement.


SECTION 8.02.  Meeting of Shareholders.



The Company shall promptly after the date of this Agreement take all action necessary in accordance with California Law and its Articles of Incorporation and By-Laws to convene the Shareholders' Meeting, and the Company shall consult with Acquiror in connection therewith. The Company shall use its best efforts to solicit from the shareholders of the Company proxies or consents in favor of the Merger and shall take all other actions necessary or advisable to secure the vote or consent of shareholders required by California Law to approve the Merger, unless otherwise required by the applicable fiduciary duties of directors of the Company, as determined by such directors in good faith after consultation with and based upon the written advice of independent legal counsel under the circumstances described in the proviso in Section 7.02(g).


SECTION 8.03.  Appropriate Action; Consents; Filings; Other.



          (a)  The Company and Acquiror shall use best efforts to
(i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable Law; provided that Acquiror and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

          (b)  (i)   The Company and Acquiror shall give
(or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as the case may be, or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or an Acquiror Material Adverse Effect from occurring after the Effective Time.

                (ii)   In the event that either party
shall fail to obtain any third party consent described in subsection (b)(i) above, such party shall use best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Acquiror, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Acquiror in writing of any pending or, to the knowledge of the Company, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger or the conversion of the Company Common Stock into Acquiror Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or, to the knowledge of the Company, its subsidiaries to own or operate all or any portion of the businesses or assets of the Company.

          (d)  The Company shall take the actions called for by
Section 8.03(d) of the Company Disclosure Schedule with respect to certain oral and written agreements.


SECTION 8.04.  Unaudited Financial Information.



The Company will cause to be prepared (and furnish to Acquiror) as promptly as possible on a monthly basis unaudited balance sheets, beginning as of December 31, 1993, and quarterly unaudited balance sheets beginning as of February 28, 1994, of the Company (the "Unaudited Balance Sheets") and the related unaudited statement of earnings and shareholders' equity and statement of cash flow to the Company for the respective one-month and three-month periods (such statements of earnings and shareholders' equity and statements of cash flows, together with the Unaudited Balance Sheets, are referred to in this Agreement as the "Unaudited Statements" and, together with the Audited Statements, as the "Financial Statements"). The Unaudited Statements will be complete and correct in all material respects and will be prepared from the books and records of the Company and will fairly present the financial position of the Company and the results of its operations and its cash flows as of and for the respective time periods in conformity with GAAP applied on a consistent basis, except as noted thereon and subject to normal and recurring year-end adjustments.


SECTION 8.05.  Letters of Accountants.



     The Company shall use its best efforts to cause to be delivered to Acquiror "cold comfort" letters of Deloitte & Touche, its independent public accountant, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.


SECTION 8.06.  Update Disclosure; Breaches.



From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto by written update to its Disclosure Schedule of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of the Company or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.06 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice, subject to the provisions of Section 8.17; provided, further, that the delivery of any notice pursuant to this Section 8.06 shall be deemed accepted by the party to whom it is addressed as an updated disclosure for purposes of Sections 8.17 and 11.02 only if the Closing occurs hereunder.


SECTION 8.07.  Affiliates; Accounting and Tax Treatment.



     Prior to the Effective Time, the Company shall obtain Affiliate Agreements from each person listed in Section 3.28 of the Company Disclosure Schedule and any person who may be deemed to have become an affiliate of the Company (under SEC Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) after the date of this Agreement and on or prior to the Effective Time, provided that the Company shall use its best efforts to obtain Affiliate Agreements from each such person as soon as practicable after the date of this Agreement or the date on which such person attains such status, as the case may be. Each party hereto, including Company Shareholders, as the case may be, shall use their best efforts to cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, for pooling-of-interests accounting treatment and as a reorganization qualifying under the provisions of Section 368(a) of the Code.


SECTION 8.08.  Public Announcements.



Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with the NASD.


SECTION 8.09.  NASD Listing.



Acquiror shall use all reasonable efforts to cause the shares of Acquiror Common Stock to be issued in the Merger to be approved for listing on the NASDAQ/NMS prior to the Effective Time.


SECTION 8.10.  Employee Matters.



The Company and Acquiror shall offer to and endeavor to enter into employment agreements at the Effective Time with the officers and employees of the Company listed in Section 8.10 of the Company Disclosure Schedule on terms reasonably satisfactory to Acquiror and summarized therein. By their execution and delivery of this Agreement, the Company and each of Wilton Webster and Tony Brown acknowledge having been advised by Acquiror that the execution and delivery by Messrs. Webster and Brown of such employment agreements at the Closing are material inducements to Acquiror to consummate the Merger as contemplated under this Agreement because of the importance of Messrs. Webster and Brown to the future operating and financial performance and future prospects of the Surviving Corporation.


SECTION 8.11.  Assumption of Agreements.



The Surviving Corporation shall execute written consents, where required, to assume the obligations of the Company, which consents shall be in form and substance reasonably satisfactory to Acquiror and the Company.


SECTION 8.12.  Benefit Arrangements.



Except as otherwise expressly contemplated in Section 8.12 of the Company Disclosure Schedule, to which Acquiror and the Company hereby agree, for a period of one year from and after the Effective Time or until such employee benefit plans or arrangements are integrated with Acquiror's employee benefit plans and arrangements, whichever is earlier, Acquiror shall endeavor to, or shall endeavor to cause the Surviving Corporation to, provide employee benefit plans and arrangements for the benefit of the employees of the Surviving Corporation that are reasonably comparable in the aggregate to the employee benefit plans and arrangements of the Company as in effect on the date hereof; provided, however, that Acquiror reserves the right to make any changes to such employee benefit plans and arrangements as are necessary to comply with, or respond to changes in, applicable Law or are otherwise deemed reasonably appropriate by the Acquiror as being in the best interests of Acquiror and the Surviving Corporation. Except in the sole discretion of Acquiror or as otherwise set forth in Section 8.12 of the Company Disclosure Schedule, the Acquiror shall not give full credit for eligibility, vesting or benefit accrual for each participant's period of service with the Company prior to the Effective Time.


SECTION 8.13.  Principal Offices.



As of the Effective Time, the principal offices of the  Surviving
Corporation shall be located at the current principal offices of the Company in Baldwin Park, California.


SECTION 8.14.  Obligations of Acquiror Sub; Assets of
Acquiror Sub.



Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.


SECTION 8.15.  Approval of Merger.



Subject to the rights of each such shareholder to terminate the voting agreement as to such shareholder hereafter described in this Section, each of the Company Shareholders listed in
Section 8.15 of the Company Disclosure Schedule shall vote all shares of Company Common Stock and Company Preferred Stock owned by him or her in favor of approval of the Merger on the terms and conditions set forth herein, and each such shareholder that is a member of the Board of Directors of the Company, shall (subject to any fiduciary obligations to the contrary) recommend that the shareholders of the Company approve the Merger on the terms and conditions set forth herein, when the same is presented to the shareholders of the Company for consideration. After Acquiror and the Company shall have delivered to the shareholders of the Company the Proxy Statement prior to the Shareholders' Meeting or any action by written consent approving the Merger described in
Section 8.01(b) hereof, the Company Shareholders listed in
Section 8.15 of the Company Disclosure Schedule shall have the right to cancel the aforementioned voting agreement by written notice delivered to Acquiror within the period (the "Review Period") beginning on the date of his or her initial receipt of such Proxy Statement and ending on the earlier of (i) five days after such initial receipt or (ii) the meeting of the shareholders of the Company held to consider the Merger or any action by written consent of shareholders of the Company approving the Merger. This right to so cancel the aforementioned voting agreement shall irrevocably terminate after the expiration of the Review Period; provided, however, that if Acquiror updates, amends or supplements the Proxy Statement, a new Review Period shall commence, beginning on the date of the Company Shareholders' initial receipt of such update, amendment or supplement and ending on the earlier of (i) five days after receipt of such update, or (ii) the meeting of the shareholders of the Company held to consider the Merger or any action by written consent of shareholders of the Company approving the Merger.


SECTION 8.16.  Tax Returns.



          (a) To the extent permitted under applicable tax laws, the Merger shall be reported as a "reorganization" within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code in all federal, state and local tax returns filed after the Effective Time. Notwithstanding any other provision of this Agreement, the obligations set forth in this Section 8.16 shall survive the Effective Time without limitation as to time or in any other respect.

          (b) Acquiror will cause the Company to hold following the Merger at least 90% of the fair market value of its net assets and, assuming the accuracy of the representation in
Section 3.19 hereof, at least 70% of the fair market value of its gross assets, and at least 90% of the fair market value of Acquiror Sub's net assets and 70% of the fair market value of Acquiror Sub's gross assets held immediately prior to the Merger. For purposes of this subsection (b), amounts paid by the Company or Acquiror Sub to dissenters, to shareholders who receive cash or other property, to pay reorganization expenses, and in connection with redemptions and distributions (except for regular, normal distributions) will be treated as assets of the Company or Acquiror Sub, respectively, immediately prior to the Merger.

          (c) Following the Merger, Acquiror will cause the Company to continue its historic business or use a significant portion of its business assets in a business.


SECTION 8.17.  Indemnification.



From time to time after the Effective Time, the Company Shareholders shall jointly and severally indemnify and hold harmless Acquiror, the Surviving Corporation and their respective officers and directors, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (all such persons hereinafter are referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons," but in no event shall any shareholder of the Company be such an Indemnified Person), from and against any and all losses, costs, damages, liabilities and expenses, including attorneys' fees and expenses, ("Damages") actually suffered (after giving effect to any insurance proceeds) and arising out of the breach of the representations, warranties, covenants and agreements given or made by the Company and the Company Shareholders in this Agreement, in the Agreement of Merger or in the Exhibits or Schedules hereto or in any certificate or document delivered by or on behalf of the Company pursuant hereto, after giving effect to any updated disclosure made pursuant to Section 8.06 hereof. The indemnity obligation of the Company Shareholders under this Section 8.17 shall be satisfied through the application by Acquiror of the Adjustment Escrow Shares held in escrow pursuant to this Agreement to amounts owing to Indemnified Persons pursuant to this
Section 8.17, and the maximum liability of the Company Shareholders for indemnification under this Section 8.17 shall be limited to an amount equal to the number of Adjustment Escrow Shares multiplied by the Average Trading Price (provided, however, that for purposes of this Section 8.17, if the Average Trading Price is greater than $52.02, the Average Trading Price shall be deemed to be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price shall be deemed to be $42.56), provided, further, that Company Shareholders shall have no liability under this Section 8.17 or the Escrow Agreement to the extent claims for Damages hereunder do not exceed $250,000; provided, however, that if such Damages exceed $250,000, then the indemnification provided for hereunder shall apply to all Damages without regard to the $250,000 threshold provided for above. It shall be a condition of the right of each Indemnified Person to indemnification pursuant to this Section 8.17 that such Indemnified Person shall assert a claim for such indemnification on or prior to the Adjustment Date. Notwithstanding the foregoing, or anything in this Agreement to the contrary, the application by Acquiror of the Adjustment Escrow Shares held in escrow pursuant to this Agreement to amounts owing to Indemnified Persons shall not be the exclusive remedy pursuant to which Acquiror may satisfy claims for Damages as defined in this
Section 8.17 against the Company Shareholders and the Schedule 2 Shareholders but shall be the exclusive remedy for satisfying the indemnity obligation under this Section 8.17. Such other remedies shall be subject to the provisions of Sections 11.01 and
11.02 hereof and shall give effect to any updated disclosure made under Section 8.06 hereof.


SECTION 8.18.  Procedures; Conditions of Indemnification.



With respect to any indemnification provided pursuant to this Agreement, the Indemnified Person agrees to give prompt written notice to the indemnifying party of any claim or other assertion of liability by third parties (hereinafter called collectively "Claims"), it being understood that the failure to give such notice shall not affect the Indemnified Person's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless that indemnifying party's rights with respect to such Claim are thereby demonstrably and materially prejudiced.

     The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to this Agreement resulting from any Claim shall be subject to the following terms and conditions:

          (a) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Claim.

          (b) In the event that the indemnifying party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Person shall fail to defend, the Indemnified Person (upon further written notice to the indemnifying party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof).

          (c) Anything in this Section 8.18 to the contrary notwithstanding, (i) if the Indemnified Person notifies the indemnifying party that the Indemnified Person has concluded that a Claim may materially and adversely affect the Indemnified Person other than as a result of money damages or other money payments, the Indemnified Person shall have the right, at its own cost and expense to participate in the defense, compromise or settlement of the Claim, (ii) the indemnifying party shall not, without the Indemnified Person's written consent, settle or compromise any Claim or consent to entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Person of a release from all liability in respect of such Claim, and (iii) in the event that the indemnifying party undertakes defense of any Claim, the Indemnified Person, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the Indemnified Person and their respective counsel or other representatives shall cooperate with respect to such Claim.

          (d)  Notwithstanding any other provision of this
Section 8.18, the Indemnified Person may at any time assume full control over the responsibility for any Claim, by written notice to the indemnifying party releasing the indemnifying party from any further indemnity obligation pursuant to this Agreement with respect to said Claim.


SECTION 8.19.  Agreement with Brentwood.



Upon execution and delivery of this Agreement, Brentwood, the Company and the Acquiror shall have entered into an agreement in substantially the form attached hereto as Exhibit D. Brentwood and the Company shall perform their obligations under such agreement.


SECTION 8.20.  Condition of Wilton Webster.



Within 30 days after the date of execution and delivery of this Agreement, Wilton Webster shall submit to be examined by a physician or physicians, selected by Acquiror, at a convenient time and place in order to assess the insurability of Mr. Webster and his condition generally. Mr. Webster agrees to submit to be examined by a physician or physicians and otherwise to cooperate in good faith in order to facilitate implementation of the procedures set forth in Section 2.01(a)(iii).


                    ARTICLE IX


               CLOSING CONDITIONS


SECTION 9.01.  Conditions to Obligations of Acquiror and the
Company Under This Agreement.



The respective obligations of Acquiror and the Company to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Acquiror or the Company, threatened by the SEC. Acquiror shall have received all other federal or state securities permits and other authorizations necessary to issue Acquiror Common Stock in exchange for Company Common Stock and to consummate the Merger.

          (b)  Shareholder Approval.  This Agreement, the
     Agreement of Merger and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

          (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

          (d) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

          (e) Other Approvals. All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Acquiror and the Company prior to consummation of the transactions contemplated in this Agreement (other than the filing of merger documents in accordance with California Law) shall have been obtained from and made with all required Governmental Entities.

          (f) Escrow Agreement. The Escrow Agent shall execute and deliver the Escrow Agreement with the other parties thereto.



SECTION 9.02.  Additional Conditions to Obligations of Acquiror.



The obligations of Acquiror to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a) Representations and Warranties. Each of the representations and warranties of the Company, Company Shareholders and Schedule 2 Shareholders contained in this Agreement, without giving effect to any update to the Company Disclosure Schedule under Section 8.06, shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company and from each Company Shareholder and Schedule 2 Shareholder to that effect.

          (b) Agreements and Covenants. The Company, each Company Shareholder and each Schedule 2 Shareholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, each Company Shareholder and each Schedule 2 Shareholder to that effect.

          (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all loan or credit arrangements, notes, mortgages, indentures, leases or other agreements or instruments to which it is a party.

          (d) Opinion of Counsel. Acquiror shall have received from independent counsel to the Company reasonably satisfactory to Acquiror one or more opinions dated the Effective Time, in form and substance reasonably satisfactory to Acquiror, covering the matters set forth in the form of opinion delivered to such counsel prior to execution of this Agreement.

          (e)  Fractional Shares; Dissenters.  The aggregate of
     (i) the fractional share interests in Acquiror Common Stock to be paid in cash pursuant to Section 2.02(e) of this Agreement and (ii) the shares of Acquiror Common Stock that otherwise would be issuable by virtue of the Merger with respect to the shares of Company Common Stock outstanding on the record date for the Shareholders' Meeting that will not be converted into Acquiror Common Stock due to the shareholders of the Company demanding an appraisal of the fair value of such shares pursuant to Section 1300 et seq. of California Law and Section 2.05 hereof, if applicable, shall not be more than 2% of the maximum aggregate number of shares of Acquiror Common Stock which could be issued as a result of the Merger.

          (f) No Challenge. There shall not be pending any action, proceeding or investigation by any Governmental Entity (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into Acquiror Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the business or assets of the Company.

          (g) Accountant Letters. Acquiror shall have received from the Company "cold comfort" letters of Deloitte & Touche dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Acquiror, in form and substance satisfactory to Acquiror, and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

          (h) Pooling Opinion. Acquiror shall have received the opinion of Deloitte & Touche, dated as of the date on which the Registration Statement shall become effective and the Effective Time, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

          (i) Affiliate Agreements. Acquiror shall have received from each person listed in Section 3.28 of the Company Disclosure Schedule and any other person who may be deemed to have become an affiliate of the Company (under SEC Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) after the date of this Agreement and on or prior to the Effective Time a signed Affiliate Agreement.

          (j) Fairness Opinion. The opinion of Cowen & Company, dated January 20, 1994 to the effect that the consideration to be paid by Acquiror in the Merger pursuant to this Agreement is fair from a financial point of view to the holders of Acquiror Common Stock has not been modified or withdrawn.

          (k) Conversion of Company Preferred Stock. Brentwood shall have converted the Company Preferred Stock into Company Common Stock in accordance with the provisions of the agreement among Brentwood, the Company and Acquiror referred to in Section 8.19.

          (l) Employment Agreements. Acquiror shall have received executed copies of employment agreements in substantially the forms attached hereto as Exhibits E-1 and E-2 with the individuals listed in Section 8.10 of the Company Disclosure Schedule.

          (m)  Company Material Adverse Effect.  Since
     November 30, 1993, there shall not have been a Company Material Adverse Effect; it being understood that the death or disability of Wilton Webster shall not be deemed a Company Material Adverse Effect for purposes of this subparagraph (m), subject to the implementation of Section 2.01(a)(iii) hereof.

          (n) Additional Company Actions. The Company shall have taken the actions with respect to certain oral and written agreements called for by Section 8.03(d) of the Company Disclosure Schedule.


SECTION 9.03.  Additional Conditions to Obligations of the
Company.



The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Agreement, without giving effect to any update to the Acquiror Disclosure Schedule under Section 8.06, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

          (b) Agreements and Covenants. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

          (c) Opinion of Counsel. The Company shall have received from the General Counsel to the Acquiror one or more opinions dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in the form of opinion delivered to such counsel prior to execution of this Agreement.

          (d) No Challenge. There shall not be pending any action, proceeding or investigations by any Governmental Entity (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock and Company Preferred Stock into Acquiror Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or assets of the Company, which in either case is reasonably likely to have an Acquiror Material Adverse Effect after the Effective Time.

          (e) Acquiror Material Adverse Effect. Since September 30, 1993, there shall not have been an Acquiror Material Adverse Effect; it being understood that the matters described in the Acquiror Disclosure Schedule shall not be deemed an Acquiror Material Adverse Effect for purposes of this subparagraph (e).

          (f) Quotation of Acquiror Common Stock on NASDAQ/NMS. The Company shall have received from Acquiror or NASDAQ/NMS evidence reasonably satisfactory to the Company that the shares of Acquiror Common Stock to be issued to Company Shareholders in the Merger shall be quoted on NASDAQ/NMS immediately after the Effective Time.

          (g) Tax Representations. The representations, warranties and covenants of Acquiror and Acquiror Sub contained in Sections 6.10 and 8.16 shall be true and correct in all material respects at all times from the date of this Agreement through the Effective Time.


                    ARTICLE X


        TERMINATION, AMENDMENT AND WAIVER


SECTION 10.01. Termination.



This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement, the Agreement of Merger and the Merger by the shareholders of the Company:

          (a) by mutual written consent of Acquiror and the Company;

          (b) (i) by Acquiror, if there has been a breach by the Company, Company Shareholders or the Schedule 2 Shareholders of any of their representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 9.02(a) or Section 9.02(b) will not be satisfied and such breach or condition has not been promptly cured within 10 days following receipt by the Company of written notice of such breach;

               (ii) by the Company, if there has been a breach by the Acquiror of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 9.03(a) or Section 9.03(b) will not be satisfied and such breach or condition has not been promptly cured within 10 days following receipt by Acquiror of written notice of such breach;

          (c) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

          (d) by either Acquiror or the Company if the Merger shall not have been consummated by May 15, 1994; provided, however, that this Agreement may be extended not more than 60 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of the other party having failed by such date to receive all regulatory approvals or consents required to be obtained by such party with respect to the Merger; provided further, however, that the right to terminate this Agreement under this Section 10.01(d) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (e) by either Acquiror or the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Shareholders' Meeting;

          (f) by Acquiror, if the Board of Directors of the Company shall have recommended to the shareholders of the Company any Bona Fide Proposal or resolved to do so under the circumstances described in the proviso in
     Section 7.02(g);

          (g) by the Company, if the Board of Directors of the Company shall have recommended to the shareholders of the Company any Bona Fide Proposal or resolved to do so under the circumstances described in the proviso in
     Section 7.02(g); provided that any termination of this Agreement by the Company pursuant to this Section 10.01(g) shall not be effective until the close of business on the second full business day after notice thereof to Acquiror; and

          (h) by either Acquiror or the Company if circumstances arise which make it impossible, in the reasonable judgment of either Acquiror or the Company, as the case may be, for a condition to such party's obligation to effect the Merger and the other transactions contemplated herein, as set forth in Article IX, to be satisfied prior to May 15, 1994; provided, however, that the right to terminate this Agreement under this Section 10.01(h) shall not be available to any party whose act or failure to act or whose breach of any obligation under this Agreement is responsible for such circumstances arising.


SECTION 10.02. Effect of Termination.



In the event of termination of this Agreement by either Acquiror or the Company as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Acquiror Sub, the Company Shareholders, the Schedule 2 Shareholders or the Company or any of their respective officers or directors except (i) as set forth in Sections 10.03 and 11.01 hereof, (ii) nothing herein shall relieve any party from liability for any breach hereof,
(iii) each party shall be entitled to any remedies at law or in equity for such breach and (iv) this Section 10.02 and Sections 7.04(b), 10.03 and Article XI shall remain in full force and effect and survive any termination of this Agreement.


SECTION 10.03. Expenses.



          (a) Subject to subsection (b) of this Section 10.03, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the documents distributed to shareholders (including the Proxy Statement) and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement and the listing of additional shares pursuant to Section 8.09 and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger shall be shared equally by Acquiror and the Company.

          (b)  If this Agreement is terminated pursuant to
Section 10.01(f) or (g), then the Company shall promptly pay to Acquiror a termination fee of (i) $2 million in cash plus
(ii) 35% of the difference, if any, between the value of the consideration offered to the Company in the Bona Fide Proposal, in cash, and $85 million plus (iii) reasonable fees and expenses incurred by Acquiror in connection with this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, not to exceed $500,000.

          (c)  If this Agreement is terminated pursuant to
Section 10.01(e), then the Company shall promptly pay to Acquiror a termination fee of $2 million plus reasonable fees and expenses incurred by Acquiror in connection with this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, not to exceed $500,000.


SECTION 10.04. Amendment.



This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.


SECTION 10.05. Waiver.



At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be found thereby.


                    ARTICLE XI


GENERAL PROVISIONS


SECTION 11.01. Survival of Representations, Warranties and
Agreements After Effective Time.



The representations and warranties of the Company contained in
Article III hereof shall survive the Effective Time; it being understood that the only remedy available for a breach by the Company of such representations and warranties in such Article III are the post-closing adjustment provisions contained in
Section 2.06 hereof and the indemnification provisions contained in Section 8.17 hereof. The representations and warranties of the Company Shareholders contained in Article IV and of the Acquiror contained in Article VI shall survive the Effective Time for a period of three years. The representations and warranties of the Schedule 2 Shareholders contained in Article V shall survive the Effective Time for a period of 18 months. Any claim for Damages resulting from a breach of any representations and warranties of the Company Shareholders contained in Article IV and the Schedule 2 Shareholders contained in Article V shall be subject to the limitations contained in this Section 11.01 and
Section 11.02 hereof.


SECTION 11.02. Limitation of Liability of Company Shareholders and Schedule 2 Shareholders.



In the event of any claim for Damages made against Company Shareholders or Schedule 2 Shareholders for breaches of representations or warranties contained in Articles IV and V hereunder, each Company Shareholder or Schedule 2 Shareholder, as the case may be, shall have maximum liability for such breaches in an amount ("Maximum Liability Amount") not to exceed the sum of (i) the number of shares of Acquiror Common Stock received by such Company Shareholder or Schedule 2 Shareholder at the Closing plus (ii) the number of Adjustment Escrow Shares to which each such Company Shareholder or Schedule 2 Shareholder is entitled (after giving effect to claims made against Adjustment Escrow Shares pursuant to Section 2.06 hereof), multiplied by the Average Trading Price (provided, however, that for purposes of this Section 11.02, if the Average Trading Price is greater than $52.02, the Average Trading Price shall be deemed to be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price shall be deemed to be $42.56); provided, further, however, that in the case of a Schedule 2 Shareholder, the maximum liability shall not exceed 95% of the Maximum Liability Amount. In the event Acquiror seeks to recover amounts for breaches of representations and warranties contained in Articles III, IV or V, Acquiror shall first make claims against the Adjustment Escrow Shares, to the extent such shares are available and to the extent permitted under the terms of this Agreement and the Escrow Agreement.


SECTION 11.03. Notices.



All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:


(a)  If to Acquiror or Acquiror Sub:


Cordis Corporation
14201 N.W. 60th Avenue
Miami Lakes, FL  33014
Telecopier No.:  (305) 824-2440
Attention:     Daniel Hall, Esq. - Vice President, Legal Affairs,
               Secretary and General Counsel

With a copy (which shall not constitute notice) to:

Hogan & Hartson
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC  20004
Telecopier No.:  (202) 637-5910
Attention:     Howard I. Flack, Esq.

(b)  If to the Company:

Webster Laboratories, Inc.
5114 Commerce Drive
Baldwin Park, CA  91706
Telecopier No.:  (818) 960-7463
Attention:     Tony Brown, Ph.D.

With a copy (which shall not constitute notice) to:

Venture Law Group
2800 Sand Hill Road
Menlo Park, CA  94025
Telecopier No.:  (415) 854-1121
Attention:     Michael W. Hall

SECTION 11.04. Certain Definitions.



For purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "beneficial owner" means with respect to any shares of Company Common Stock or Acquiror Common Stock a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly,
(A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

          (c) "best efforts" shall mean, as to a party hereto, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (i) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (ii) institute litigation or arbitration as a part of its best efforts.

          (d) "business day" shall mean any day other than a day on which banks in the State of Florida are authorized or obligated to be closed;

          (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          (f) "knowledge" will be deemed to be present (i) with respect to the Company or Acquiror, when the matter in question was brought to the attention of or, if due diligence had been exercised, would have been brought to the attention of, any officer or responsible employee of the Company or Acquiror, as the case may be; and (ii) with respect to a Company Shareholder or a Schedule 2 Shareholder, as the case may be, when the matter was brought to the attention of, or should have been reasonably known to, the Company Shareholder or Schedule 2 Shareholder, as the case may be, in each case in light of, among other things, the particular circumstances applicable to such Company Shareholder or Schedule 2 Shareholder.

          (g) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

          (h) "Significant Subsidiary" or "Significant Subsidiaries" means any subsidiary of the Acquiror disclosed in its most recent Annual Report on Form 10-K, and any other subsidiary that would constitute a "Significant Subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC; and

          (i) "subsidiary" or "subsidiaries" of the Company, Acquiror, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Acquiror, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.


SECTION 11.05. Headings.



The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


SECTION 11.06. Severability.



If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.


SECTION 11.07. Entire Agreement.



This Agreement (together with the Exhibits, the Company and Acquiror Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.


SECTION 11.08. Assignment.



This Agreement shall not be assigned by operation of law or otherwise.


SECTION 11.09. Parties in Interest.



This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article II, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


SECTION 11.10. Mutual Drafting.



Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.



SECTION 11.11. Governing Law.


This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Florida, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.


SECTION 11.12. Counterparts.



This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



     IN WITNESS WHEREOF, Acquiror, Acquiror Sub and the Company have caused this Agreement to be executed and delivered, and each Company Shareholder has executed and delivered this Agreement in their name and on their behalf, as of the date first written above.

                              CORDIS CORPORATION

                              By:/s/ Robert C. Strauss
                                    Name:  Robert C.Strauss
                                    Title:  President and
                                            Chief Executive Officer


                               CORDIS ACQUISITION, INC.
                               By:/s/ Robert C. Strauss
                                     Name:  Robert C. Strauss
                                     Title:  President, Chief
                                             Executive Officer and
                                             Chief Financial
                                             Officer


                                WEBSTER LABORATORIES, INC.
                                By:/s/ Tony R. Brown
                                      Name:  Tony R. Brown
                                      Title:  President and Chief
                                              Executive Officer


                                COMPANY SHAREHOLDERS:
                                BRENTWOOD ASSOCIATES V, L.P.

                                By:Brentwood V Ventures, L.P.,
                                   its General Partner

                                   By:/s/ David W. Chonette
                                   Title:  General Partner


                                /s/ Wilton W. Webster, Jr.
                                Company Shareholder


                                /s/ Helen E. Webster
                                Company Shareholder


                                /s/ Tony R. Brown
                                Company Shareholder


                                /s/ Richard B. Webster
                                Company Shareholder


                                /s/ Alec J. Webster
                                Company Shareholder


                                /s/ James R. Tyberg
                                Company Shareholder


                                /s/ Theodore M. Joyce
                                Company Shareholder


                                Company Shareholder

SCHEDULE 1

Shareholders

Tony R. Brown
Ted Joyce
James R. Tyberg
Alec J. Webster
Richard B. Webster
Wilton W. Webster, Jr.
Helen E. Webster
Brentwood Associates V, L.P.

                          SCHEDULE 2.01

                                              Proportionate
                              Shares of        Interest in
Shareholders                Company Common    Company Common
                                Stock*           Stock*/**

Tony R. Brown                       266,667         0.045350
Ted Joyce                            10,400         0.001769
James R. Tyberg                     400,000         0.068024
Alec J. Webster                     200,000         0.034012
Richard B. Webster                  200,000         0.034012
Wilton W. Webster, Jr.
 and Helen E. Webster, as
 community property               3,600,000         0.612221
Yvette Hill                           3,167         0.000539
Brentwood Associates V,L.P.*      1,200,000         0.204073


      Total*                      5,880,234


* After giving effect to conversion of Company Preferred Stock into Company Common Stock

**These percentages will be amended if options are exercised between signing and closing.

                           SCHEDULE 2

Shareholders

Tony R. Brown
Alec J. Webster
Richard B. Webster
Wilton W. Webster, Jr.
Helen E. Webster

SCHEDULE 2.01